UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
__________________________

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
__________________________

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:
☐    Preliminary Proxy Statement
☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒    Definitive Proxy Statement
☐    Definitive Additional Materials
☐    Soliciting Material Pursuant to §240.14a-12

REPUBLIC AIRWAYS HOLDINGS INC.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

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☐    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)Title of each class of securities to which transaction applies:

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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)Proposed maximum aggregate value of transaction:

(5)Total fee paid:

☐    Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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(3)    Filing Party:
(4)    Date Filed:

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REPUBLIC AIRWAYS HOLDINGS INC.
8909 Purdue Road, Suite 300
Indianapolis, Indiana 46268
Dear Stockholder:
You are cordially invited to attend the Annual Meeting of Stockholders of Republic Airways Holdings Inc. (the "Company") to be held on Tuesday, June 9, 2015 at 10:00 a.m., local time, at the Embassy Suites Indianapolis-North, 3912 Vincennes Road, Indianapolis, IN 46268.
Detailed information concerning the proposals for your consideration this year is set forth in the Important Notice Regarding the Availability of Proxy Materials (the "Notice") you received in the mail and in the attached Notice of Annual Meeting of Stockholders and Proxy Statement. We have elected to provide access to our Proxy Materials over the Internet under the Securities and Exchange Commission's “notice and access” rules. If you want more information, please see the “About the Meeting” section of the attached Proxy Statement.
The formal Notice of Meeting and the accompanying Proxy Statement set forth proposals for your consideration this year. You are being asked (a) to elect seven directors of the Company, (b) to conduct an advisory (non-binding) vote to approve named executive officer compensation and (c) to ratify the appointment of Deloitte & Touche LLP as independent registered public accountants for the Company for the year ending December 31, 2015. At the meeting, management will also report on the affairs of the Company and a discussion period will be provided for questions and comments of general interest to stockholders.
We look forward to greeting personally those of you who are able to be present at the meeting; however, whether or not you are able to be with us at the meeting, it is important that your shares be represented. Accordingly, you are requested to vote at your earliest convenience. Please either vote by telephone or Internet, or if you requested printed Proxy materials and wish to vote by mail, by promptly signing and returning your Proxy card in the return envelope. Please review the instructions on each of your voting options described in the Proxy Statement as well as in the Notice you received in the mail.
Thank you for your cooperation.

Very truly yours,
BRYAN K. BEDFORD Chairman of the Board of Directors, President and Chief Executive Officer

Indianapolis, Indiana
April 24, 2015

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REPUBLIC AIRWAYS HOLDINGS INC.
8909 Purdue Road, Suite 300
Indianapolis, Indiana 46268
__________________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
June 9, 2015
__________________________

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Republic Airways Holdings Inc. (the “Company”) will be held on Tuesday, June 9, 2015 at 10:00 a.m., local time, at Embassy Suites Indianapolis-North, 3912 Vincennes Road, Indianapolis, IN 46268, for the following purposes:

(1)	To elect seven directors to serve until the 2016 Annual Meeting of Stockholders;

(2)	To conduct an advisory (non-binding) vote to approve named executive officer compensation;

(3)	To ratify the appointment of Deloitte & Touche LLP as independent registered public accountants for the Company for the year ending December 31, 2015; and

(4)	To transact such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

Only stockholders of record at the close of business on April 13, 2015 (the "Record Date") will be entitled to notice of and to vote at the Annual Meeting or any postponement or adjournment thereof.
All stockholders are cordially invited to attend the Annual Meeting in person. However, whether or not you plan to attend the Annual Meeting in person, each stockholder is urged to vote by telephone or Internet or, if you requested printed proxy materials and wish to vote by mail, by marking your votes, dating and signing the form of proxy and returning it promptly in the envelope provided. No postage is required if the proxy is mailed in the United States. Stockholders who attend the Annual Meeting may revoke their proxy and vote their shares in person.
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on Tuesday, June 9, 2015:
The 2015 Proxy Statement and Annual Report for fiscal year 2014 are available at www.rjet.com/Investor_Relations/SEC_Filings.aspx.

By Order of the Board of Directors,

Timothy P. Dooley Secretary
Indianapolis, Indiana
April 24, 2015

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REPUBLIC AIRWAYS HOLDINGS INC.

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REPUBLIC AIRWAYS HOLDINGS INC.
8909 Purdue Road, Suite 300
Indianapolis, Indiana 46268
__________________________

PROXY STATEMENT
__________________________

This Proxy Statement contains information related to the Annual Meeting of Stockholders of the Company to be held on Tuesday, June 9, 2015 at 10:00 a.m., local time, and at any postponements or adjournments thereof (the "Annual Meeting"). The Notice of Internet Availability of Proxy Materials was first mailed to stockholders of the Company on or about April 24, 2015.
ABOUT THE MEETING
What is the purpose of the Annual Meeting?
At our Annual Meeting, stockholders will act upon the matters outlined in the notice of meeting on the cover page of this Proxy Statement, consisting of (a) the election of directors, (b) an advisory (non-binding) vote to approve named executive officer compensation and (c) the ratification of the appointment of Deloitte & Touche LLP as independent registered public accountants for the Company for the year ending December 31, 2015. In addition, management will report on the performance of the Company during 2014 and respond to questions from stockholders. The Board of Directors (the "Board of Directors" or the "Board") is not currently aware of any other matters that will come before the meeting.
Proxies for use at the meeting are being solicited by the Board of Directors of the Company. Should it appear desirable to do so in order to ensure adequate representation of shares at the meeting, officers, agents and employees of the Company may communicate with stockholders, banks, brokerage houses and others by telephone, facsimile or in person to request that proxies be furnished. All expenses incurred in connection with this solicitation will be borne by the Company. The Company has no present plans to hire special employees or paid solicitors to assist in obtaining proxies, but reserves the option of doing so.
Who is entitled to vote at the meeting?
Only stockholders of record at the close of business on April 13, 2015, the Record Date for the meeting, are entitled to receive notice of and to participate in the Annual Meeting, or any postponements and adjournments thereof. If you were a stockholder of record on the Record Date, you will be entitled to vote all of the shares you held on that date at the Annual Meeting, or any postponements or adjournments thereof. If you are a “street name” stockholder and wish to vote your shares in person at the Annual Meeting, you must obtain a legal proxy from your broker, bank or other nominee (who is the stockholder of record), giving you the right to vote the shares.
The “Limitation On Voting By Foreign Owners” section at the end of this Proxy Statement contains a description of restrictions on voting by stockholders who are not “U.S. Citizens,” as defined by applicable rules and regulations.
Why did I receive a notice in the mail regarding the Internet availability of Proxy Materials instead of a full set of Proxy Materials?
In accordance with “notice and access” rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), we may furnish Proxy Materials, including this Proxy Statement and our Annual Report to Stockholders, by providing access to such documents on the Internet instead of mailing printed copies. Stockholders will not receive printed copies of the Proxy Materials unless they request them. Instead, the Notice, which was mailed to stockholders, will instruct you as to how you may access and review all of the Proxy Materials on the Internet. Please visit www.rjet.com/Investor_Relations/SEC_Filings.aspx.
The Notice also instructs you as to how you may submit your Proxy on the Internet. If you would like to receive a paper or e-mail copy of our Proxy Materials, you should follow the instructions for requesting such materials in the Notice.

What are the voting rights of the holders of common stock?
Each outstanding share of common stock will be entitled to one vote on each matter acted upon. On April 13, 2015, there were 50,831,637 shares of common stock outstanding.
What constitutes a quorum?
The presence at the meeting in person or by proxy of the holders of a majority of the outstanding shares of common stock as of the Record Date will constitute a quorum, permitting the conduct of business at the meeting. As of the Record Date, 50,831,637 shares of common stock, representing the same number of votes, were outstanding. Thus, the presence of holders representing at least 25,415,819 votes will be required to establish a quorum. Proxies received but marked as abstentions and broker non-votes will be counted for purposes of determining whether a quorum has been attained.
What is a broker non-vote?
If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon which are considered to be "non-routine." Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of votes necessary for approval. Under applicable New York Stock Exchange rules, Proposal No. 1, relating to the election of directors, and Proposal No. 2, relating to an advisory vote to approve named executive officer compensation, are deemed to be non-routine matters with respect to which brokers and nominees may not exercise their voting discretion without receiving instructions from the beneficial owner of the shares Proposal No. 3, relating to the ratification of the appointment of Deloitte & Touche LLP as the Company's independent registered public accountants for 2015, is a matter on which brokers holding stock for the accounts of their clients who have not been given specific voting instructions are allowed to vote client shares.
How do I vote?
For specific instructions on how to vote your shares, please refer to the instructions on the Notice Regarding the Availability of Proxy Materials you received in the mail.
If you complete and properly sign the proxy card and return it in the return envelope, it will be voted as you direct, or you may vote by telephone or on the Internet by following the instructions on the proxy card. If you are a registered stockholder (that is, you hold your stock in certificate form) and annual attend the meeting, you may deliver your completed proxy card in person. “Street name” stockholders who wish to vote at the meeting will need to obtain a proxy from the institution that holds their shares.
Can I vote by telephone or electronically?
If you are a registered stockholder, you may vote by telephone or electronically through the Internet by following the instructions set forth in the Notice Regarding the Availability of Proxy Materials. For security reasons, our electronic voting system has been designed to authenticate your identity as a stockholder.
If your shares are held in “street name,” please contact your broker or nominee to determine whether you will be able to vote by telephone or electronically. A large number of banks and brokerage firms are participating in the online program of ADP Investor Communications Services. This program provides eligible stockholders the opportunity to vote via the Internet or by telephone. Voting forms will provide instructions for stockholders whose bank or brokerage firm is participating in ADP's program. If you vote by telephone or electronically through the Internet, please do not mail your proxy. Stockholders not wishing to vote electronically through the Internet or whose form does not reference Internet or telephone voting information should request and return the proxy card.
Signing and returning the proxy card or submitting the proxy via the Internet or by telephone does not affect the right to vote in person at the meeting.
Can I receive more than one set of annual meeting materials?
Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Company's proxy statement, annual report to stockholders or notice of availability of proxy materials may have been sent to multiple stockholders in each household. The Company will promptly deliver a separate copy of any of these documents to any stockholder upon written or oral request to the Investor Relations

Department of the Company, Republic Airways Holdings Inc., 8909 Purdue Road, Suite 300, Indianapolis, Indiana 46268, telephone (317) 484-6000. Any stockholder who wants to receive separate copies of the proxy statement, annual report to stockholders or notice of availability of proxy materials in the future, or any stockholder who is receiving multiple copies and would like to receive only one copy per household, should contact the stockholder's bank, broker, or other nominee, or the stockholder may contact the Company at the above address and phone number.
Can I change my vote after I return my proxy card?
Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with the Secretary of the Company either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the meeting and vote in person, although attendance at the meeting alone will not by itself revoke a previously granted proxy. If your stock is held in “street name,” you must contact your broker or nominee for instructions as to how to change your vote.
How are nominees for election to our Board of Directors selected?
The Nominating and Governance Committee recommends and the Board of Directors approves individuals as nominees for election to our Board of Directors at the annual meeting of stockholders and to fill any vacancy or newly created directorship on the Board of Directors. The Board of Directors does not have specific minimum qualifications that must be met by a candidate in order to be considered for nomination to our Board of Directors. In identifying and evaluating director nominees, the Board of Directors considers each candidate's experience, integrity, background and skills, as well as other qualities that the candidate may possess and factors that the candidate may be able to bring to the Board of Directors.
The Board of Directors will consider stockholder nominations as nominees for election to our Board of Directors. In evaluating such nominations, the Board of Directors will use the same selection criteria the Board of Directors uses to evaluate other potential nominees. You may suggest a nominee by sending the following information to our Board of Directors: (i) your name, mailing address and telephone number, (ii) the suggested nominee's name, mailing address and telephone number, (iii) a statement whether the suggested nominee knows that his or her name is being suggested by you, (iv) the suggested nominee's resume or other description of his or her background and experience, and (v) your reasons for suggesting that the individual be considered. The information should be sent to the Board of Directors addressed as follows: Board of Directors Nominations, Republic Airways Holdings Inc., 8909 Purdue Road, Suite 300, Indianapolis, Indiana 46268.
Stockholders who do not wish to follow the foregoing procedure, but who wish instead to nominate directly one or more persons for election to the Board of Directors must comply with the procedures established by our by-laws. To be timely, the Company must have received such nomination for the 2016 Annual Meeting at its principal office at 8909 Purdue Road, Suite 300, Indianapolis, Indiana 46268 no earlier than February 9, 2016 and no later than March 10, 2016.
All seven of the director nominees identified in this Proxy Statement currently serve as directors of the Company and all have been nominated by our Nominating and Governance Committee and our full Board of Directors, including all of our independent directors, for re-election. The Company has not paid a fee to any third party for the identification or evaluation of any candidates for our Board of Directors.
What are the Board's recommendations?
Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. The Board recommends a vote FOR Proposal No. 1, for election of the nominated slate of directors to serve until the 2016 Annual Meeting of Stockholders, FOR Proposal No. 2, concerning named executive officer compensation and FOR Proposal No. 3, ratifying the appointment of Deloitte & Touche LLP as independent registered public accountants for the Company for the year ending December 31, 2015, as set forth in the notice of meeting on the cover page of this Proxy Statement. With respect to any other matter that properly comes before the meeting, the proxy holders will vote in accordance with their best judgment.

What vote is required to approve each item?

Election of Directors. The seven nominees receiving the highest number of affirmative votes of the votes cast at the meeting, either in person or by proxy, shall be elected as directors. A properly executed proxy card marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. Pursuant to our Corporate Governance Guidelines, any director who receives a greater number of votes withheld than votes for his or her election in an uncontested election must tender his or her resignation. The Board of Directors must accept the resignation unless there is a compelling reason for the director to remain on the Board.

Advisory Vote to Approve Named Executive Officer Compensation. The advisory vote to approve named executive officer compensation requires the affirmative vote of the holders of a majority of the total voting power of the Company's common stock present in person or represented by proxy and entitled to vote at the annual meeting. For purposes of this vote, a vote to abstain (or a direction to your broker, bank or other nominee to abstain) will be counted as present in person or represented by proxy and entitled to vote at the annual meeting, and therefore, will have the effect of a negative vote. Shares represented by “broker non-votes” on this matter will not be counted as entitled to vote and will have no effect on the outcome of the vote.

Ratification of Appointment of Independent Registered Public Accountants. The ratification of the appointment of Deloitte & Touche LLP as independent registered public accountants for the Company requires the affirmative vote of the holders of a majority of the total voting power of the Company's common stock present in person or represented by proxy and entitled to vote at the annual meeting. For purposes of this vote, a vote to abstain (or a direction to your broker, bank or other nominee to abstain) will be counted as present in person or represented by proxy and entitled to vote at the annual meeting, and therefore, will have the effect of a negative vote. The ratification of the appointment of the independent registered public accounting firm is a matter on which a broker or other nominee is generally empowered to vote. Accordingly, no broker non-votes are expected in connection with Proposal No. 3.

Other Items. For each other item that may properly come before the meeting, the affirmative vote of the holders of a majority of the total voting power of the Company's common stock present in person or represented by proxy and entitled to vote on the item will be required for approval. A vote to abstain with respect to any such matter will be counted as present in person or represented by proxy and entitled to vote at the annual meeting, and therefore, will have the effect of a negative vote. Shares represented by “broker non-votes” on any such matter will not be counted as entitled to vote and will have no effect on the outcome of the vote.

BENEFICIAL OWNERSHIP OF COMMON STOCK BY CERTAIN STOCKHOLDERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 13, 2015 for each person who is known by us to be the beneficial owner of more than 5% of our common stock. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the “SEC”) and includes voting or investment power with respect to the securities. Except as otherwise indicated, the persons or entities listed below have sole voting and investment power with respect to all shares of common stock beneficially owned by them, except to the extent such power may be shared with a spouse.

Name and Address	Shares Beneficially Owned	Percentage Beneficially Owned (1)
Corsair Capital Management LLC(2)	4,782,203	9.5%
Stelliam Investment Management LP(3)	4,582,500	9.0%
Dimensional Fund Advisors LP(4)	4,216,719	8.3%
BlackRock, Inc.(5)	2,786,794	5.5%
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(1)
For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock when such person or persons have the right to acquire them within 60 days after April 13, 2015. For purposes of computing the percentage of outstanding shares of common stock held by each person or group of persons named above, any shares which such person or persons have the right to acquire within 60 days after April 13, 2015 is deemed to be outstanding but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2)
The names of the persons who filed Amendment No. 4 to Schedule 13G on February 13, 2015 (collectively, the “Reporting Persons”) are: Corsair Capital Partners, L.P. (“Corsair Capital”), Corsair Capital Partners 100, L.P. (“Corsair 100”), Corsair Select, L.P. (“Corsair Select”), Corsair Select 100, L.P. (“Select 100”), Corsair Capital Investors, Ltd. (“Corsair Investors”), Corsair Select Master Fund, Ltd. (“Select Master”), Corsair Capital Management, L.L.C. (“Corsair Management”), Jay R. Petschek and Steven Major.

The Schedule 13G as amended states that Corsair Management is the investment manager of Corsair Capital, Corsair 100, Corsair Select, Select 100, Corsair Investors and Select Master. Messrs. Petschek and Major are the controlling persons of Corsair Management. Collectively, the Reporting Persons beneficially own 4,782,203 shares of Common Stock. Corsair Capital individually owns 2,179,102 shares of Common Stock. Corsair 100 individually owns 128,366 shares of Common Stock. Corsair Select individually owns 1,287,754 shares of Common Stock. Select 100 individually owns 78,860 shares of Common Stock. Corsair Investors individually owns 299,940 shares of Common Stock. Select Master individually owns 479,718 shares of Common Stock. Corsair Management, as the investment manager of each of Corsair Capital, Corsair 100, Corsair Select, Select 100, Corsair Investors and Select Master, is deemed to beneficially own the 4,782,203 shares of Common Stock beneficially owned by them. Mr. Petschek, as a controlling person of Corsair Management, is deemed to individually beneficially own 4,782,203 shares of Common Stock. Mr. Major, as a controlling person of Corsair Management, is deemed to individually beneficially own 4,782,203 shares of Common Stock. Corsair Capital, Corsair Management, Mr. Petschek and Mr. Major have shared power to vote or direct the vote of the 2,179,102 shares of Common Stock owned by Corsair Capital. Corsair 100, Corsair Management, Mr. Petschek and Mr. Major have the shared power to vote or direct the vote of the 128,366 shares of Common Stock owned by Corsair 100. Corsair Select, Corsair Management, Mr. Petschek and Mr. Major have the shared power to vote or direct the vote of the 1,287,754 shares of Common Stock owned by Corsair Select. Select 100, Corsair Management, Mr. Petschek and Mr. Major have the shared power to vote or direct the vote of the 78,860 shares of Common Stock owned by Select 100. Corsair Investors, Corsair Management, Mr. Petschek and Mr. Major have shared power to vote or direct the vote of the 299,940 shares of Common Stock owned by Corsair Investors. Select Master, Corsair Management, Mr. Petschek and Mr. Major have the shared power to vote or direct the vote of the 479,718 shares of Common Stock owned by Select Master. The principal business address is 350 Madison Avenue, 9th Floor, New York, New York 10017.

(3)
Stelliam Investment Management LP. (“Stelliam”) filed a Schedule 13G on February 17, 2015 indicating that, as of December 31, 2014, Stelliam or certain of its subsidiaries has sole voting and dispositive power over 4,582,500 shares. The principal business address of Stelliam is 12 East 49th Street, 22nd Floor, New York, New York 10017.

(4)
Dimensional Fund Advisors LP (“Dimensional”) filed Amendment No. 8 to Schedule 13G on February 5, 2015 indicating that, as of December 31, 2014, Dimensional has sole voting power over 4,050,000 shares and sole dispositive power over 4,216,719 shares. Dimensional is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (such investment companies, trust and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional may act as advisers or sub-advisers to certain Funds. In its role as investment advisor, sub-adviser and/or manager, either Dimensional or its subsidiaries possess voting and/or investment power over the shares held by the Funds and may be deemed to be the beneficial owner of the shares held by the Funds. However, all shares reported in the Schedule 13G are owned by the Funds. Dimensional disclaims beneficial ownership of such shares. The principal business address of Dimensional is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(5)
BlackRock, Inc. (“Blackrock”) filed Amendment No. 4 to Schedule 13G on February 2, 2015 indicating that, as of December 31, 2014, BlackRock or certain of its subsidiaries has sole voting power over 2,681,553 shares and sole dispositive power over 2,786,794 shares. The principal business address of BlackRock is 40 East 52nd Street, New York, New York 10022.

Security Ownership of Management

The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 13, 2015 of:

•	each executive officer named in the summary compensation table;

•	each of our directors; and

•	all directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Except as otherwise indicated, the persons or entities listed below have sole voting and investment power with respect to all shares of common stock beneficially owned by them, except to the extent such power may be shared with a spouse.

Name and Address(1)	Shares Beneficially Owned	Percentage Beneficially Owned (2)
Bryan K. Bedford(3)	1,125,691	2.2%
Wayne C. Heller(4)	—	*
Timothy P. Dooley(5)	179,155	*
Lars Erik-Arnell(6)	168,666	*
Ethan J. Blank (7)	11,003	*
Douglas J. Lambert(8)	30,232	*
Lawrence J. Cohen(9)	30,232	*
Mark L. Plaumann(10)	30,232	*
Neal S. Cohen(11)	27,732	*
Daniel P. Garton(12)	4,695	*
Robert L. Colin(13)	4,695	*
All directors and executive officers as a group (11 persons)(14)	1,612,333	3.2%

*	Less than 1%.

(1)	Unless otherwise indicated, the address of all persons is c/o Republic Airways Holdings Inc., 8909 Purdue Road, Suite 300, Indianapolis, Indiana 46268.

(2)
For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock when such person or persons have the right to acquire them within 60 days after April 13, 2015. For purposes of computing the percentage of outstanding shares of common stock held by each person or group of persons named above, any shares which such person or persons have the right to acquire within 60 days after April 13, 2015 is deemed to be outstanding but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(3)	Includes 714,500 shares subject to stock options, and 12,500 unvested restricted shares as to which Mr. Bedford has voting power but not investment power.

(4)	Mr. Heller retired as of March 13, 2015, and no longer has any shares that are beneficially owned as of April 13, 2015.

(5)	Includes 143,250 shares subject to stock options, and 6,666 unvested restricted shares as to which Mr. Dooley has voting power but not investment power.

(6)	Includes 153,666 shares subject to stock options, and 6,666 unvested restricted shares as to which Mr. Arnell has voting power but not investment power.

(7)	Includes 2,667 shares subject to stock options.

(8)
Includes 20,000 shares subject to stock options, and 4,695 unvested restricted shares as to which Mr. Lambert has voting power but not investment power. The address of Mr. Lambert is c/o Alvarez & Marsal Inc., 600 Madison Avenue, 10th Floor, New York, New York 10022.

(9)
Includes 20,000 shares subject to stock options, and 4,695 unvested restricted shares as to which Mr. Lawrence Cohen has voting power but not investment power. The address of Mr. Lawrence Cohen is c/o Pembroke Companies, Inc., 70 East 55th Street, 7th Floor, New York, New York 10022.

(10)
Includes 20,000 shares subject to stock options, and 4,695 unvested restricted shares held by Greyhawke Capital Advisors LLC, a Delaware limited liability company, that is co-owned by Mr. Plaumann. With respect to the unvested restricted shares, Greyhawke Capital Advisors LLC has voting power, but not investment power. The address of Mr. Plaumann is 340 Pemberwick Road, 1st Floor, Greenwich, CT 06831.

(11)
Includes 17,500 shares subject to stock options, and 4,695 unvested restricted shares as to which Mr. Neal Cohen has voting power but not investment power. The address of Mr. Neal Cohen is 4970 Meadville Street, Greenwood, MN 55331.

(12)	Includes 4,695 unvested restricted shares as to which Mr. Garton has voting power but not investment power. The address of Mr. Garton is 4333 Amon Carter Blvd, Fort Worth, TX 76155.

(13)	Includes 4,695 unvested restricted shares as to which Mr. Colin has voting power but not investment power. The address of Mr. Colin is 5099 Serenity Lake Ct., Bargersville, IN 46106.

(14)	Includes 1,091,583 shares subject to stock options and 54,002 unvested restricted shares as to which the holder has voting power but not investment power.

Code of Ethics

We have adopted a Code of Ethics within the meaning of Item 406(b) of SEC Regulation S-K. This Code of Ethics applies to all of our employees, officers and directors, including our principal executive officer, principal financial officer and principal accounting officer. This Code of Ethics is publicly available under the Investor Relations tab on our website at http://www.rjet.com. If we make substantive amendments to this Code of Ethics or grant any waiver, including any implicit waiver, we will disclose the nature of such amendment or waiver on our website or in a report on Form 8-K within four business days of such amendment or waiver.
Compensation Committee Interlocks and Insider Participation

During 2014, the Compensation Committee consisted of Mark L. Plaumann, Lawrence J. Cohen and Douglas J. Lambert. They are independent directors, and none of them are present or past employees or officers of the Company or any of our subsidiaries. No member of the Compensation Committee has had any relationship with us requiring disclosure under Item 404 of Regulation S-K and none of the relationships described in Item 407(e)(4)(iii) of Regulation S-K existed during 2014.

PROPOSAL NO. 1 - ELECTION OF DIRECTORS

Seven directors (constituting the entire Board of Directors) are to be elected at the Annual Meeting. Unless otherwise specified, a properly executed proxy will be voted in favor of the persons named below (all of whom are currently directors of the Company) to serve until the 2016 Annual Meeting of Stockholders and until their respective successors shall have been duly elected and qualified. Our current Board of Directors consists of seven members, six of whom are “independent” within the meaning of Rule 5605(a)(2) of The NASDAQ Stock Market. The six independent directors consist of Messrs. Lawrence J. Cohen, Lambert, Neal S. Cohen, Plaumann, Colin, and Garton. All of the nominees have been recommended by the Nominating and Governance Committee and approved by the Board of Directors for election to our Board of Directors. If any of these nominees becomes unavailable for any reason, or if a vacancy should occur before the election, the shares represented by your proxy will be voted for the person, if any, who is designated by the Board of Directors to replace the nominee or to fill the vacancy on the Board. All of the nominees listed below have consented to be named as such and have indicated their intent to serve if elected. The Board of Directors has no reason to believe that any of the nominees will be unable to serve or that any vacancy on the Board of Directors will occur.
Each of the Company's directors holds office until the next Annual Meeting of Stockholders and until his or her successor is duly elected and qualified or until his or her death, resignation or removal, if earlier, as provided in our by-laws. No family relationship exists among any of the directors or executive officers.

Director Biographies

The table below includes the nominees, their respective ages, the year in which each first became a director of the Company, and their principal occupations or employment during the past five years. The specific experience, qualifications, attributes or skills that led to the conclusion that each director should serve as a director of the Company, in light of the Company's business and structure, are also described below:

Director	Age	Year First Became Director	Principal Occupation During the Past Five Years
Bryan K. Bedford	53	1999
Bryan K. Bedford joined us in July 1999 as our President and Chief Executive Officer and a member of our board of directors and became chairman of the board in August 2001. From July 1995 through July 1999, Mr. Bedford was the president and chief executive officer and a director of Mesaba Holdings, Inc., a publicly-owned regional airline. He has over 27 years of experience in the regional airline industry, and was named regional airline executive of the year in 1998 by Commuter and Regional Airline News, again in 2005 by Regional Airline World magazine and again in 2009 by Airline Business magazine. Mr. Bedford is a licensed pilot and a Certified Public Accountant. He also served as the 1998 Chairman of the Regional Airline Association ("RAA") and remains on the Board of Directors of the RAA. Mr. Bedford's career in the airline industry brings significant operational and financial leadership to the board.

Neal S. Cohen	53	2009
Neal S. Cohen has been a Director since October 2009. He was Executive Vice President and Chief Financial Officer for Alliant Techsystems Inc. until February 10, 2015. Prior to that, Mr. Cohen was President and Chief Operating Officer at Laureate Education Inc. Previously, Mr. Cohen was Executive Vice President for international strategy and Chief Executive Officer for regional airlines at Northwest Airlines Inc. In addition, Mr. Cohen had served as Executive Vice President and Chief Financial Officer at Northwest Airlines Inc. Prior to his tenure with Northwest Airlines Inc., Mr. Cohen was Executive Vice President and Chief Financial Officer for US Airways Inc. Mr. Cohen has served as Chief Financial Officer for various service and financial organizations as well as Sylvan Learning Systems, Inc., the predecessor company of Laureate Education, Inc. Mr. Cohen is currently the Lead Independent Director for our Board of Directors. Mr. Cohen brings significant business management, financial, and operational experience to the board.

Lawrence J. Cohen	59	2002
Lawrence J. Cohen has been a Director since June 2002. He is the owner and Chairman of Pembroke Companies, Inc., an investment and management firm that he founded in 1991. The firm makes investments in and provides strategic management services to real estate and specialty finance related companies. From 1989 to 1991, Mr. Cohen worked at Bear Stearns & Co. where he attained the position of Managing Director. From 1983 to 1989, Mr. Cohen served as first Vice President in the Real Estate Group of Integrated Resources, Inc. From 1980 to 1983, Mr. Cohen was an associate at the law firm of Proskauer Rose Goetz & Mendelsohn. Mr. Cohen is a member of the bar in both New York and Florida. Mr. Cohen brings significant business management and financial experience to the board.

Robert L. Colin	59	2014
Robert L. Colin has been a Director since February 2014. Mr. Colin, has more than 30 years of experience and leadership in the areas of accounting, auditing and financial reporting.  Most recently, Mr. Colin was Chief Financial Officer, BrightPoint Americas from May 2012 until April 2013; and he served as Senior Vice President, Chief Accounting Officer and Controller of BrightPoint, Inc. from August 2011 until May 2012. Before joining BrightPoint, Mr. Colin served as a partner for Deloitte & Touche LLP, Assurance from 1994 to 2011. Mr. Colin is licensed as a Certified Public Accountant. Mr. Colin brings significant business management and financial expertise to the board.

Daniel P. Garton	52	2014
Daniel P. Garton has been a director since January 2014. Mr. Garton, previously served as the President and Chief Executive Officer of American Eagle Airlines. Mr. Garton was named President and Chief Executive Officer of AMR Eagle Holding Corporation, a wholly-owned subsidiary of AMR (AMR Eagle), in June 2010. Mr. Garton served as Executive Vice President-Marketing of American from September 2002 to June 2010. He served as Executive Vice President-Customer Services of American from January 2000 to September 2002 and Senior Vice President-Customer Services of American from 1998 to January 2000. Prior to that, he served as president of AMR Eagle from 1995 to 1998. Except for two years as Senior Vice President and Chief Financial Officer of Continental Airlines between 1993 and 1995, he had served AMR in various management positions since 1984. Mr. Garton is a trustee of Liberty Property Trust. Mr. Garton's career in the airline industry brings significant operational and financial leadership to the board.

Douglas J. Lambert	57	2001
Douglas J. Lambert has been a Director since August 2001. He is presently a managing director and Co-CEO of the Financial Industry Advisory Services practice group of Alvarez and Marsal, LLC. From 1994 to 2003, Mr. Lambert was a Senior Vice President of Wexford Capital LLC. From 1983 to 1994, Mr. Lambert held various financial positions with Integrated Resources, Inc.'s Equipment Leasing Group, including Treasurer and Chief Financial Officer. He is a Certified Public Accountant. Mr. Lambert is also a board member of the general partner of Rhino Resources Partners, LP. Mr. Lambert brings significant financial experience to the board.

Mark L. Plaumann	59	2002
Mark L. Plaumann has been a Director since June 2002. He is presently a Managing-Member of Greyhawke Capital Advisors LLC, which he co-founded in 1998. From 1995 to 1998, Mr. Plaumann was a Senior Vice President of Wexford Capital LLC. From 1990 to 1995, Mr. Plaumann was employed by Alvarez & Marsal, Inc. as a Managing Director. From 1985 to 1990, Mr. Plaumann worked for American Healthcare Management, Inc., where he attained the position of President. From 1974 to 1985, Mr. Plaumann worked in both the audit and consulting divisions of Ernst & Young, where he attained the position of Senior Manager and he is a Certified Public Accountant. Mr. Plaumann previously served as Chair of our Audit Committee and is currently Chair of our Compensation Committee. Mr. Plaumann is also a board member of the general partner of Rhino Resources Partners, LP and Diamondback Energy, Inc. From 2006 to 2010, Mr. Plaumann served on the board of ICx Technologies, Inc. During the past five years Mr. Plaumann has served as Chairman of the board of a private corporation and managed numerous limited liability companies. Mr. Plaumann is the Manager of Whisper Manager LLC, which is the Manager of Whisper Capital LLC. Whisper Capital LLC was previously the sole owner of EVWEST LLC. EVWEST LLC owned real property in Denver, Colorado and had a receiver appointed in 2011. Mr. Plaumann brings significant business management and financial expertise to the board.

Policy Regarding Director Attendance at Annual Meeting of Stockholders

The Company encourages members of its Board of Directors to attend annual stockholders' meetings. Mr. Bedford and Mr. Colin attended the 2014 Annual Meeting of Stockholders.

CORPORATE GOVERNANCE

Director Independence

The Board of Directors is composed of a majority of directors who satisfy the criteria for independence within the meaning of Rule 5605(a)(2) of The NASDAQ Stock Market. In determining independence, the Board of Directors affirmatively determines, among other items, whether the directors have any relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Applying these independence standards, the Board of Directors has determined that Messrs. Lawrence J. Cohen, Lambert, Neal S. Cohen, Plaumann, Colin and Garton are all independent directors. All of the members of the Company's Audit Committee, Nominating and Governance Committee and Compensation Committee are independent.

Committees of the Board of Directors

The Company has established a Compensation Committee, Audit Committee, Nominating and Governance Committee and Executive Committee. Each member of each of the committees other than the Executive Committee has been determined by the Board of Directors to be “independent” within the meaning of Rule 5605(a)(2) of The NASDAQ Stock Market. In addition, each member of the Audit Committee is “independent” within the meaning of applicable rules and regulations of the SEC regarding the independence of audit committee members.
Compensation Committee.  The Compensation Committee discharges the Board of Directors' responsibilities in respect of compensation of our executive officers who are subject to Section 16 of the Securities Exchange Act of 1934, including approving individual executive officer compensation; overseeing our overall compensation and benefit philosophies; reviewing and discussing with management the Compensation Discussion and Analysis for inclusion in our proxy statement or other applicable filings; based on such review and discussions, recommending to the Board of Directors whether the Compensation Discussion and Analysis should be included in our proxy statement or other filings; and producing the Compensation Committee Report required to be included in our proxy statement or other filings. The Compensation Committee consists of Messrs. Mark Plaumann (Chair), Lawrence Cohen and Douglas Lambert.
Audit Committee.  The Audit Committee reviews our internal accounting procedures and considers and reports to the Board of Directors with respect to other auditing and accounting matters, The Audit Committee is responsible for the selection of our independent auditors, the scope of annual audits, fees to be paid to our independent auditors and the performance of our independent auditors. Our Audit Committee consists of Messrs. Colin (Chair), Plaumann and Garton. Our Board of Directors has determined that Mr. Colin, the current chairman of the Audit Committee, and Mr. Plaumann are “audit committee financial experts” within the meaning of applicable SEC rules.
Nominating Committee.  The Nominating and Governance Committee, or the Nominating Committee, is charged with assisting the Board of Directors in its selection of individuals as nominees for election to the Board at annual meetings of the Company's stockholders and filling any vacancies or newly created directorships on the Board of Directors. The Nominating Committee is currently composed of Messrs. Lambert (Chair), Colin and Lawrence Cohen.
The Nominating Committee does not set specific minimum qualifications that nominees must meet in order to be recommended to the Board of Directors, but rather believes that each nominee should be evaluated based on his or her individual merits, taking into account the needs of the Company and the composition of the Board of Directors. The Nominating Committee does consider the extent to which nominees would promote a diversity of perspectives, backgrounds and experiences among the directors, including expertise and experience in a variety of substantive matters pertaining to our business; however, the Board of Directors does not believe the subjective and varying nature of the nomination process lends itself to a formal policy or fixed rules with respect to the diversity of the Board of Directors.
The Nominating Committee considers director nominees recommended by stockholders and evaluates the qualifications of such nominees using the same selection criteria the committee uses to evaluate other potential nominees. Stockholders who wish to submit director nominees for consideration by the Nominating Committee for election at the 2015 Annual Meeting of Stockholders may do so by submitting the information to the Board of Directors as described in “About the Meeting - How are nominees for election to our Board of Directors Selected."

Executive Committee.  Our Board of Directors has a standing Executive Committee which consists of Mr. Bedford, Mr. Garton and Mr. Neal Cohen. The Executive Committee has the authority to approve the execution and delivery of documentation and the performance thereof (including, but not limited to, guarantees) related to the purchase, sale, assignment, lease or other financing of aircraft, aircraft engines, or related parts whose value does not exceed $100,000,000 for any given transaction.
The charters of the Audit Committee, Compensation Committee, Nominating Committee and Executive Committee are available on the Company's website at http://www.rjet.com/Investor_Relations.aspx.
2014 Board of Directors and Committee Meetings

In 2014, the Board of Directors held six meetings, the Compensation Committee held four meetings, the Audit Committee held four meetings and the Nominating Committee held three meetings. All of the directors attended at least 75% of the aggregate of the total meetings of the Board of Directors and any committees on which they served during 2014.
Board Leadership Structure and Board of Directors
Mr. Bryan K. Bedford serves as both the Company's Chairman of the Board of Directors and President and Chief Executive Officer. Mr. Neal Cohen serves as our current Lead Independent Director. The Lead Independent Director, among other things, chairs executive sessions of the independent directors, serves as a spokesperson for the independent directors and serves as a liaison between the Company's other independent directors and the Company's management, auditors and counsel between Board meetings. The Board believes this structure allows the independent directors to participate in the full range of the Board's responsibilities with respect to its oversight of the Company's management. The Board has determined that this leadership structure is appropriate given the size and complexity of the Company, the number of directors overseeing the Company and the Board of Directors' oversight responsibilities.
The Board's Role in Risk Oversight
Consistent with its responsibility for oversight of the Company, the Board of Directors, among other things, oversees risk management of the Company's business affairs directly and through the committee structure that it has established.
The Board of Directors' role in the Company's risk oversight process includes regular reports from senior management on areas of material risk to the Company, including operational, financial, legal and regulatory, and strategic and reputational risks. The full Board of Directors (or the appropriate committee) receives these reports from management to identify and discuss such risks. The Board of Directors periodically reviews with management its strategies, techniques, policies and procedures designed to manage these risks. Under the overall supervision of the Board of Directors, management has implemented a variety of processes, procedures and controls to address these risks.
The Board of Directors requires management to report to the full Board of Directors on a variety of matters at regular meetings of the Board of Directors and on an as-needed basis, including the performance and operations of the Company and other matters relating to risk management. The Audit Committee also receives regular reports from the Company's independent registered public accounting firm on internal control and financial reporting matters. These reviews are conducted in conjunction with the Board of Directors' risk oversight function and enable the Board of Directors to review and assess any material risks facing the Company.

Non-Employee Director Compensation for 2014

The following table sets forth the payment structure of non-employee director compensation, for directors for their service as directors in 2014.

Board Cash Retainer	$50,000
Audit Committee Chair Retainer	$15,000
Compensation Committee Chair Retainer	$10,000
Committee Member Retainer	$5,000
Annual Equity Award (1)	$50,000	(1)
(1) The annual equity award for 2014 is equal to $50,000 of restricted stock based on the market price on the grant date. The annual equity awards are subject to restrictions on transfer or sale of the stock that do not expire until the day the board member leaves the board. Each award is subject to a minimum vesting period of one year.

The annual equity awards for 2014 took the form of restricted shares that vest upon the earliest of (a) the first anniversary of the award date, (b) the date the director retires from the Board after at least five years of service as a director, or (c) the occurrence of a change in control. Directors are required to hold vested shares until they cease being a director of the Company.
The following table sets forth the type and amount of awards that were granted in June 2014, under the Company's 2007 Equity Incentive Plan (the “2007 Plan”) to the non-employee directors, who were directors during 2014 for their service as directors in 2014.

Name	Restricted Stock Awards
Douglas J. Lambert	4,695
Lawrence J. Cohen	4,695
Mark L. Plaumann	4,695
Neal S. Cohen	4,695
Daniel P. Garton	4,695
Robert L. Colin	4,695
All current non-employee directors, as a group (6 persons)	28,170

The following table sets forth the compensation paid to our non-employee directors, who were directors in 2014 for their service as directors in 2014:

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)(3)	Total ($)
Lawrence J. Cohen	$60,000	$50,000	$110,000
Douglas J. Lambert	$60,000	$50,000	$110,000
Mark L. Plaumann	$70,000	$50,000	$120,000
Neal S. Cohen	$55,000	$50,000	$105,000
Daniel P. Garton	$60,000	$50,000	$110,000
Robert L. Colin	$75,000	$50,000	$125,000

(1)    Represents (a) the annual retainer of $50,000, (b) compensation for serving on the committees, (c) compensation for serving as the chairman of the committees, as applicable, and (d) reimbursement of expenses incurred in connection with attendance at Board and committee meetings.

(2)    “Stock Awards” represent the aggregate fair value of the award computed in accordance with ASC Topic 718, on the applicable grant date or, if earlier, the service inception date.

(3)    The aggregate number of shares of restricted stock granted to non-employee directors for 2014 was 28,170, and the aggregate number of option awards outstanding at year end was 107,500.

Corporate Governance Principles and Practices

Corporate governance at the Company is designed to promote the long-term interests of our stockholders, as well as to maintain internal checks and balances, strengthen management accountability, engender public trust and foster responsible decision making and accountability. We continue to strengthen existing governance practices and develop new policies that make us a better company. Our Board of Directors periodically reviews evolving legal, regulatory and best practice developments to determine those that will best serve the interests of our stockholders. Our committee charters, insider trading policy, code of ethics and bylaws were updated and formal corporate governance guidelines (available at http://rjet.com/en/Investor_Relations/Governance.aspx) were adopted in February 2013 and revised in December 2014. During the first quarter of 2014, we expanded the persons subject to pre-clearance of securities transactions, quiet periods and prohibited transactions, including short sales, options trading and hedging, to cover all employees who hold the position of director or above with the Company or any of its subsidiaries. Also in the first quarter of 2014, we revised our corporate governance guidelines to include the director resignation policy described below. Highlights of our corporate governance framework include:
Board Independence and Membership

•	Six of our seven directors are independent of the Company and management. We are committed to maintaining a substantial majority of independent directors.

•
At each regularly scheduled meeting, time is set aside for the independent directors to meet in executive session without Company management present. Additional executive sessions may be held as needed.

•	The Compensation Committee, Audit Committee, and Nominating and Governance Committee are comprised of only independent directors.

•
If and for so long as the Chairman of the Board is not "independent" as that term is defined by NASDAQ, the independent members of the Board will annually elect by a majority vote an independent director to serve in a lead capacity. Neal Cohen currently serves as lead independent director. That role is described under “Board Leadership Structure and Board of Directors.”

•	The Board seeks members from diverse backgrounds so that the Board consists of members with a broad spectrum of experience and expertise and with a reputation for integrity.

•	All directors are elected annually; the Company does not have a classified board.

•
In any uncontested election, any director who receives a greater number of votes withheld than votes for his or her election must tender his or her resignation. Absent a compelling reason for the director to remain on the Board of Directors, the board must accept the resignation.

Director Compensation

•
Non-employee directors receive fees as their only compensation for Board and/or committee service. Directors' fees are paid in the form of cash, company stock, including options, restricted stock and restricted stock units, or some combination thereof, as well as any additional benefits regularly given to all directors.

•
Directors are entitled to reimbursement of travel, entertainment and other out of pocket expenses incurred by them in attending Board and committee meetings in accordance with the Company's standard reimbursement policies.

•	Personal loans to directors and executive officers are not permitted.

Stock Ownership

•
Our Board of Directors has adopted stock ownership policies for directors and executive officers. The policies were established to promote a long-term perspective in managing the enterprise, and to help align the interest of our stockholders, executives and directors. A more complete description of the stock ownership guidelines appears in, "Executive Compensation-Stock Ownership Guidelines."

•
In addition to the stock ownership policy in our governance guidelines, the terms of the annual restricted stock grants to our non-employee directors require the directors to hold all of the shares that vest until they cease serving as a director of the Company.

Director Orientation and Continuing Education

•
The Nominating and Governance Committee and management are responsible for director orientation programs and for director continuing education programs to assist directors in developing and maintaining the skills and knowledge necessary or appropriate for the performance of their responsibilities.

•
Continuing education programs for directors may include a combination of internally developed materials and presentations, programs presented by third parties, and financial and administrative support for attendance at qualifying academic or other independent programs.

Review and Approval of Related Party Transactions

The Audit Committee reviews and approves or ratifies any related party transaction that is required to be disclosed in our proxy statement and/or Annual Report on Form 10-K.
In the course of its review and approval or ratification of a disclosable related party transaction, the committee considers:

•	the nature of the related person's interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the importance of the transaction to the related person;

•	the importance of the transaction to the Company;

•	whether the transaction would impair the judgment of a director or executive officer to act in the best interests of the Company; and

•	any other matters the committee deems appropriate.

Any member of the Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction; provided, however, that such director may be counted in determining the presence of a quorum at a meeting of the committee that considers the transaction.
There were no related party transactions considered in 2014.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 as amended, requires that the Company's executive officers and directors, and any person who beneficially owns more than ten percent of the Company's common stock, file initial reports of ownership and reports of changes in ownership with the SEC. Executive officers, directors, and greater than ten percent beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based upon a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers, directors and owners of more than ten percent of the Company's common stock, we believe that during fiscal 2014 our executive officers, directors and greater than ten percent beneficial owners complied with Section 16(a) except for five late filings with respect to two transactions by Timothy P. Dooley and one transaction each for Lars-Erik Arnell, Daniel Garton and Robert Colin.
Vote Required

The seven nominees receiving the highest number of affirmative votes of the shares present in person or represented by proxy and entitled to vote for them shall be elected as directors. Only votes cast for a nominee will be counted, except that the accompanying proxy will be voted for all nominees in the absence of instructions to the contrary. Abstentions and instructions on the accompanying proxy card to withhold authority to vote for one or more nominees will not be counted as a vote for any such nominee.
THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 1 - ELECTION OF DIRECTORS TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS, AND UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL THEREOF.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis
Executive Summary
This Compensation Discussion and Analysis provides a detailed description of our executive compensation philosophy and programs, the compensation decisions the Compensation Committee has made under those programs and the factors considered in making those decisions. The below table identifies and provides certain information for the Company's executive officers during 2014. This Compensation Discussion and Analysis focuses on the compensation of our "Named Executive Officers" for 2014, which group included all of our executive officers for 2014 except for Mr. Koscal.

Name	Age	Title
Bryan K. Bedford	53	President, Chief Executive Officer and Chairman of the Board of Directors
Bryan K. Bedford joined us in July 1999 as our President and Chief Executive Officer and a member of our board of directors and became chairman of the board in August 2001. From July 1995 through July 1999, Mr. Bedford was the president and chief executive officer and a director of Mesaba Holdings, Inc., a publicly-owned regional airline. He has over 27 years of experience in the regional airline industry, and was named regional airline executive of the year in 1998 by Commuter and Regional Airline News and again in 2005 by Regional Airline World magazine and again in 2009 by Airline Business magazine. Mr. Bedford is a licensed pilot and a Certified Public Accountant. He also served as the 1998 Chairman of the Regional Airline Association ("RAA") and remains on the Board of Directors of the RAA.

Timothy P. Dooley	41	Executive Vice President and Chief Financial Officer
Timothy P. Dooley joined Chautauqua Airlines, one of the Company's subsidiaries, in November 1998 as Manager, Financial Planning and Analysis.  He was promoted to Director, Financial Planning and Analysis for the Company in January 2001 and was promoted to the office of Vice President, Financial Planning and Analysis for the Company in June 2006.  In April 2011, he became Senior Vice President and Chief Financial Officer and was promoted to the office of Executive Vice President, Chief Financial Officer and Secretary in November 2013. Before joining Chautauqua, he was a senior auditor for Ernst & Young, LLC.  He received his Bachelor of Science degree in Accounting and Marketing from Indiana University's Kelley School of Business in Bloomington, Indiana.

Wayne C. Heller	56	Executive Vice President and Chief Operating Officer
Wayne C. Heller joined us in August 1999 as Vice President—Flight Operations with responsibility for flight crew supervision, system control, flight safety and flight quality standards. From February 2002, until his retirement effective March 13, 2015, Mr. Heller served as our Executive Vice President and Chief Operating Officer of Republic Airways Holdings Inc., and was responsible for all aircraft maintenance, records and engineering. From April 1996 until August 1999, he was employed by Mesaba Airlines, Inc. as its Director of System Operations Control. He is a licensed pilot and a licensed dispatcher and has over 31 years of regional airline experience in operations.

Lars-Erik Arnell	54	Senior Vice President and Corporate Development
Lars-Erik Arnell joined the Company in September 2002 as Vice President of Corporate Development.  In April 2011, he became Senior Vice President of Corporate Development. Prior to joining the Company, he held various financial positions in the transportation industry including the regional airline, air medical transportation, truckload and global manufacturing industries.  Mr. Arnell has deep knowledge and experience in financial management, restructuring, business development, and mergers and acquisitions.

Ethan J. Blank	49	Vice President and General Counsel
Ethan Blank joined Republic Airways in February 2012 as Vice President and Corporate Counsel. Mr. Blank comes to Republic with over 20 years of legal experience, most recently as a partner in the law firm of Ober, Kaler, Grimes & Shriver, P.C. in Baltimore, Maryland. He has participated in all aspects of complex transactions for major financial institutions, public companies, transportation carriers and international investors. His background includes a variety of airline industry transactions including loans, leases, and leveraged leases of aircraft; private placements with aircraft and equipment collateral; securitizations of aircraft lease receivables and airline working capital financings.

Matthew J. Koscal	38	Vice President of Human Resources
Matthew Koscal joined Republic Airways in March 2014 as Vice President of Human Resources. Prior to joining Republic, Mr. Koscal spent eight years at Takeda Pharmaceutical Co., Japan’s largest pharmaceutical company. During the last six years of his tenure, he served as the Director of Corporate Partnerships for the company’s oncology business unit in Cambridge, Mass., where he led cross-functional change initiatives that redefined Takeda’s customer engagement strategies and leveraged innovative informatics and e-marketing solutions. Before joining Takeda, Mr. Koscal worked for Roche Diagnostics and Abbott Laboratories.

2014 Highlights
2014 was a successful year for Republic as we continued to make significant progress towards our long term goals by extending existing flying under capacity purchase agreements with our business partners and beginning the simplification process of reducing fleet types and operating certificates. Other highlights include:

Corporate Goals	Accomplishments
Renew focus on our guiding principles and winning employee culture	Completed employee engagement survey for feedback on our current culture and created eight Action Teams with over 300 employees to address items identified.
Rebuild our brand	Continued to successfully operate our modern, high quality fleet, while strengthening our partner relationship by staying safe and reliable
Put idled aircraft back to work by extending expiring capacity purchase agreements	Entered into amendments to certain capacity purchase agreements with our Partners to extend E170/175 aircraft for four to five years on average.
Mitigate future exposure of EJET engine costs	Completed new engine agreements that will improve the Company's cash outflow for those expenses over the next five years.
Update our five-year strategic plan	Completed and implemented new 5-year strategic plan that will allow us to remain focused on anticipating and continuing to assist our Partners with their business strategies.

Our compensation and incentive plans are based on performance against the key business metrics we believe to be drivers of shareholder value over the long-term. The information below, as well as the corporate goal achievements outlined above, summarizes results on the metrics used to calculate incentive payouts and awards for our Named Executive Officers in 2014.

The financial and operating metrics and corresponding performance impacting our 2014 Annual Incentive Plan resulted in an overall rating of 138% for financial and operational results as follows:

Metric	Weight	Result	Payout
Pre-tax Income	40%	Target	66%
Q4 Average Share Price	10%	At Maximum	20%
CASM, ex-fuel (ex-items)	10%	At Maximum	20%
Controllable Completion Factor	10%	At Maximum	20%
On-time Departure	5%	Threshold	3.6%
On-time Arrival	5%	Target	8.5%

Compensation Objectives

We and the Compensation Committee believe that executive compensation should be closely related to increased stockholder value. One of our strengths contributing to the Company's successes is a strong management team, many of whom have been with us for a number of years. The compensation program is designed to enable us to attract, retain and reward capable employees who can contribute to our continued success, principally by linking portions of compensation with the attainment of key business objectives. Performance-based compensation, equity participation and a strong alignment to stockholders' interests are key elements of our compensation philosophy. Accordingly, our executive compensation program is designed to provide competitive compensation, support our strategic business goals and reflect our performance. The compensation program reflects the following principles:

•	Compensation should encourage increased stockholder value;

•	Compensation programs should reflect and promote our values and reward individuals for outstanding contributions towards achieving specific business goals;

•	Compensation programs should enable us to attract and retain highly qualified professionals; and

•
All compensation policies and all compensation decisions should be designed to reward employees, including the named executive officers, who have demonstrated the capacity to contribute to our financial and competitive performance, thereby furthering the main objective of our compensation program - increasing stockholder value.

Implementing Our Objectives

The Compensation Committee relies upon its judgment in making compensation decisions after reviewing the performance of the Company and carefully evaluating an executive's individual performance during the year against established goals, leadership qualities, operational performance, business responsibilities, current compensation arrangements and potential to enhance stockholder value. Specific factors affecting compensation decisions for the named executives include:

•	the nature, scope and level of the executive's responsibilities;

•	our overall operational performance and profitability, measured by our end-of-year and year-to-year financial and operational data;

•	our safety performance;

•	the executive's individual performance;

•	the compensation levels of executive officers at our peer group companies; and

•	results of previous stockholder advisory votes on executive compensation.

Bryan K. Bedford has an employment agreement with the Company which has been amended and extended until May 31, 2018. Lars-Erik Arnell has an employment agreement with the Company which have been amended and extended until May 31, 2017. Timothy P. Dooley has an amended employment agreement with the Company that expires on June 30, 2015, subject to automatic one-year renewals absent notice of non-renewal from either party. Wayne C. Heller had an employment agreement with the Company prior to his retirement effective March 13, 2015. These employment agreements provide for an annual base salary and a target annual incentive opportunity which is determined, in its sole discretion, by the Compensation Committee based upon certain performance measures which are determined by the Board in its discretion. Ethan J. Blank has an employment arrangement with the Company which provides for an annual base salary and a target annual incentive opportunity which is determined by the Chief Executive Officer. The employment arrangement is continuous and can be terminated by either party at any time.

The financial data that we take into account in setting our executive officers' compensation includes our pre-tax income, fourth quarter average share price and the cost per available seat mile excluding fuel. Pre-tax income is the profitability of the Company before taxes are paid. The result is expressed in dollars. Fourth quarter average share price is the total of the ending share price for each day divided by the number of days in the fourth quarter. The result is expressed as dollars per share. Cost per available seat mile is expressed in cents to operate each seat mile offered, and is determined by dividing our total operating and interest expenses, excluding fuel expense and ex-items, by available seat miles. Available seat miles is a measure of our airline flights' carrying capacity. It is equal to the number of seats available multiplied by the number of miles flown. Cost per available seat mile is frequently used to allow a cost comparison between different airlines.
The operational data that we take into account in setting our executive officers' compensation includes the on-time departure performance, the on-time arrival performance and controllable completion factor.
We attempt to achieve an appropriate mix between equity incentive awards and cash payments in order to meet our objectives. Our mix of compensation elements is designed to help us recruit and retain talent, reward recent results and motivate long-term performance. We also seek to balance compensation elements that are based on financial and operational measures as well as the performance of the Company's common stock. Our goal is to motivate our named executives to deliver superior long-term performance and to retain their services with the Company on a cost-effective basis.
The table below shows the total compensation mix for our CEO and other Named Executive Officers ("NEOs", based on target awards for 2014. Our mix is well-aligned to the mix paid by companies in our peer benchmarking group. As shown in the table, a substantial majority of pay for our NEOs is “at risk” based on individual and company performance.

	Base Salary	Annual Incentive	Long-term Incentive
CEO Total Direct Compensation	23%	23%	54%
Other NEO Total Direct Compensation	28%	20%	52%
Role of the Compensation Committee and Management

Our management, led by our Chief Financial Officer, provides the Compensation Committee with recommendations regarding the annual incentive compensation of all named executive officers and certain other employees within the first 75 days of each year so the Compensation Committee can approve any payouts for the prior fiscal year or make changes to the annual incentive plan for the performance period beginning in the current fiscal year, which includes the performance goals and weightings for our named executive officers. The Compensation Committee believes that management's insight into our business as well as their experience in the airline industry combine to provide a valuable resource to the Compensation Committee with respect to our executive compensation arrangements. Management analyzes our overall operational performance, profitability and safety, using both financial and operational measures, to provide a basis for its recommendations regarding executive compensation. Management also reviews compensation levels of similarly situated peer companies. The Chief Executive Officer recommends the other executives' compensation based on review and performance. The Compensation Committee may request additional information and analysis and ultimately determines in its discretion whether to approve any recommended changes in compensation. These determinations are made by our Compensation Committee based on its own analysis and judgment and the recommendations of the Chief Executive Officer.
As part of its oversight of the Company's executive compensation program, the Compensation Committee considers the impact of the Company's executive compensation program and the incentives created by the compensation awards that it administers on the Company's risk profile. In addition, the Company reviews all of its compensation policies and procedures, including the incentives that they create and factors that may reduce the likelihood of excessive risk taking, to determine whether they present a significant risk to the Company. Based on this review, the Company has concluded that its compensation policies and procedures are not reasonably likely to have a material adverse effect on the Company.

Potential Impact on Compensation from Executive Misconduct

If the Board determines that an executive officer has engaged in fraudulent or intentional misconduct, the Board would take action to remedy the misconduct, prevent its recurrence, and impose such discipline on the wrongdoer as would be appropriate. Discipline would vary depending on the facts and circumstances, and may include, without limitation, (1) termination of employment, (2) initiating an action for breach of fiduciary duty, and (3) if the misconduct resulted in a significant restatement of the Company's financial results, seeking reimbursement of any portion of performance-based or incentive compensation paid or awarded to the executive that is greater than would have been paid or awarded if calculated based on the restated financial results. These remedies would be in addition to, and not in lieu of, any actions imposed by law enforcement agencies, regulators or other authorities.
Consideration of Say-on-Pay Voting Results

The Compensation Committee considers the stockholder advisory vote on the compensation of the Company's named executive officers.  At our 2014 annual meeting, the holders of 98.5% of the shares represented and entitled to vote approved, on an advisory basis, the compensation paid to our named executive officers as disclosed in the Company's proxy statement for the 2014 Annual Meeting of Stockholders.  As a result, the Compensation Committee concluded that the Company's stockholders were supportive of the Company's executive compensation philosophy, policies and programs and that the Company would continue such philosophy, policies and programs, updating them as necessary in response to changes in regulatory, governance and external market practice.
In addition, at our 2013 annual meeting, the holders of 97.9% of the shares represented and entitled to vote indicated, on an advisory basis, that we should seek an advisory vote on the compensation of our named executive officers annually.  As a result of this recommendation, the Company's Board of Directors has adopted a policy to hold an annual advisory vote on the compensation of the Company's named executive officers.
Impact of Tax Treatment on Compensation

In general, Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), limits the annual tax deduction for public companies to $1 million for compensation paid to each of a company's named executive officers. Qualifying performance-based compensation is not subject to the deduction limit if the Code requirements are met.
It is anticipated that compensation paid to our named executives under the 2007 Equity Incentive Plan ("2007 Plan") in 2014 from the vesting of performance shares will qualify for the performance-based compensation exemption from Section 162(m). Two of our named executive officers, Bryan K. Bedford and Wayne C. Heller, were paid compensation covered by Section 162(m) in excess of $1 million for 2014. While we intend to seek to take advantage of favorable tax treatment for executive compensation where appropriate, the primary drivers for determining the amount and form of executive compensation are the retention and motivation of superior executive talent, rather than tax-based considerations.
Equity Grant Practices

Stock option, restricted stock, restricted stock unit or performance share grants are made by the Compensation Committee at the times needed to meet appropriate deadlines for compensation-related decisions. Our consistent practice is that the exercise price for every stock option is the closing price on The NASDAQ Global Select Market on the date of grant. The exercise price of options is not less than the fair market value of the shares on the date of grant.
Peer Benchmarking

Periodically, the Compensation Committee reviews and analyzes total direct compensation at the executive level. In analyzing the Named Executive Officers' compensation for 2014, the Committee reviewed the total direct compensation for executives with a peer group consisting of Matson, Inc., Arkansas Best Corp., Celadon Group Inc., Hub Group, Inc., Pacer International, Skywest Inc., and Werner Enterprises. The Committee also periodically reviews benchmarking information on annual incentives, equity-based incentives, benefits, and perquisites.

Elements of Compensation

The following table summarizes the primary elements and objectives of our compensation program for executive officers, including Named Executive Officers:

Type	Component	Objective
Fixed	Base salary	Provide reasonable and market-competitive fixed pay reflective of an executive’s role, responsibilities and individual performance
	Benefits and perquisites	Provide market competitive benefits and perquisites that reflect airline industry and best practices

Performance-based	Annual Cash Incentive	Drive achievement of annual corporate goals, financial and operating performance that is consistent with pre-established performance criteria
Performance Shares
•
  Alignment to shareholder interests through stock ownership
•
  Focus on drivers of long-term value creation
•
  Realized value tied to stock price appreciation
• Attraction and retention of executive talent

Stock Options
Restricted Shares/Units
Base Salary.  We pay our named executive officers a base salary in order to remain competitive in the market. As of December 31, 2014, the Company's salary levels for Messrs. Bedford, Dooley, Heller, Arnell, and Blank were $475,000, $350,000, $275,000 $250,000 and $215,000, respectively. The base salary levels are intended to be consistent with competitive pay practices and level of responsibility, with salary increases reflecting competitive trends, the overall financial performance and resources of the Company, the Company's operational performance, general economic conditions, as well as a number of factors relating to the particular individual, including the performance of the individual executive, level of experience, ability and knowledge of the job. On an annual basis, the Compensation Committee may decide to increase the salary of any one or more of our named executives.
Annual Incentive.  In order to provide incentives for annual performance, we believe that a substantial portion of each named executive's compensation should be in the form of a performance-driven, annual “at risk” incentive. Our employment arrangements with the named executives provide for a target annual incentive opportunity. The amount of the actual annual incentive for any year may be more or less than the target amount, but not more than a certain percentage of the executive's salary for the year, and is determined, in its sole discretion, by the Compensation Committee based upon certain performance measures which are communicated to the executive in advance. For 2014, Mr. Bedford's target annual incentive opportunity was 100% of base salary with a maximum opportunity of 200%, and the target annual incentive opportunity for Mr. Heller's was 90% of base salary, with a maximum opportunity of 180%. For 2014, Mr. Dooley's target annual incentive opportunity was 75% of base salary with a maximum opportunity of 150% and Mr. Arnell's target annual incentive opportunity was 65% of base salary with a maximum opportunity of 130%. For 2014, Mr. Blank's target annual incentive opportunity was 50% of base salary with a maximum opportunity of 100%.
Annual incentives are intended to motivate and reward executives for achieving specific Company goals. The Compensation Committee aligns executive compensation with the achievement of the Company's strategic plan by establishing a target performance level for each financial and operational goal that is consistent with the annual strategic goals. Annual incentive goals are established at the beginning of each year and may include financial goals, such as operating revenues, pre-tax profit, “pre-tax margin”, net income, the “cost per available seat mile” excluding fuel, and operational data, including the number of aircraft at year end, the number of departures, the on-time departure and arrival performance, the flight completion factor, the number of “block hours”, which are hours from the departure gate to the arrival gate for our aircraft, and the number of additions to our fleet of aircraft. The actual annual incentives earned are determined at the end of each year based on the Compensation Committee's assessment of the actual performance levels achieved for each goal.

The 2014 annual incentive plan was based on the following performance goals and weightings:

Weight	Performance Goal	Performance Metric
60%	Financial Performance	Pre-tax Income (50%)
CASM Ex-Fuel (25%)
Average 4th Quarter Share Price (25%)

20%	Operational Performance	Controllable Completion Factor (50%)
On-time Departure (25%)
On-time Arrival (25%)

20%	Individual Performance	Key strategic goals

Long-Term Incentive Awards.  The Compensation Committee believes that our best interests will be advanced by enabling our named executive officers, who are responsible for our management, growth and success, to receive compensation in the form of long-term incentive awards which generally increase in value in conjunction with an increase in the value of our common stock. By this approach, the best interests of stockholders, executives and employees will be closely aligned. We believe that these awards will provide our named executives with an incentive to remain in their positions with us.
On June 6, 2014, the Compensation Committee approved grants of equity awards to certain key employees including the named executive officers. For the named executive officers, the grant included a mix of stock options, restricted stock units and performance shares. The stock options and restricted stock units vest in equal annual installments over three years beginning on June 6, 2015. The performance shares vest at the end of a 3-year measurement period based on the 3-year earnings before interest, taxes and depreciation and amortization ("EBITDA") total over 2014 through 2016 for the Company (weighted 50%) and the successful ratification of a new collective bargain agreement with our pilots (weighted 50%).
Severance Arrangements.  The Compensation Committee and our Board determined that it was in our best interests to provide severance arrangements to our named executives based on such individual's position with us. Accordingly, the employment agreements with the applicable named executive officers, have terms and conditions intended to provide certain payments and benefits upon an involuntary termination of the named executive's employment, or the occurrence of certain other circumstances that may affect the named executive, including the executive's termination of employment following a change in control of the Company.
The selection of the measures used to determine the amounts payable upon the happening of certain events, as well as the selection of the types of events which trigger severance payments, represent the determination by the Compensation Committee and our Board of Directors regarding the best position for us to be in should any such event occur in light of the objectives which have been established for our executive compensation program. The severance arrangement structure also benefits us by virtue of the confidential information, non-competition and non-solicitation provisions, which inure to our benefit in the event an eligible executive severs employment with us. See “Termination of Employment and Change-in-Control Agreements” below for a description of the severance and non-compete provisions of the employment agreements of our named executives.
Fringe Benefits.  Our named executive officers are eligible to participate in 401(k), disability, medical and group insurance plans generally available to all our employees. The Company does not provide any special benefits or perks to any of its executives.

Stock Ownership Guidelines

In 2010, the Company adopted stock ownership guidelines for executive officers. Under the guidelines, our Chief Executive Officer is expected to hold Company stock having a value of at least three times annual base salary and executive vice presidents are expected to hold Company stock having a value of at least one times annual base salary. The guidelines are expected to be reached within three years of implementation, or within three years for new or newly promoted executive vice presidents. Messrs. Bedford and Dooley currently meet the guidelines, and Mr. Heller met the guidelines prior to his retirement. Messrs. Arnell and Blank are not required to comply with these guidelines based on their titles. Our independent directors are encouraged to beneficially own Company stock having a value of at least three times the independent directors' annual retainer, to be reached within three years of implementation of the stock ownership guidelines, or within three years of election to the board for new directors. Messrs. Lawrence Cohen, Neal Cohen, Lambert, and Plaumann currently meet the guidelines. Messrs. Garton and Colin have until 2017 to comply with the guidelines.
Determining Compensation for the Named Executives in 2014

Base Salary
In determining the amount of base salary of our named executives for 2014, the Compensation Committee considered competitive trends, our overall financial performance and resources, our operational performance, general economic conditions, the compensation level of similarly situated executives at our peer companies, and a number of factors relating to the executive, including the performance of the executive, the level of his experience and ability, and his knowledge of his job.
Effective May 31, 2014, Messrs. Bedford and Heller received $25,000 salary increases with the amendment of their employement agreements.

2014 Annual Incentive
The chart below shows the financial and operational performance measures for Republic's executive officers under the 2014 Annual Incentive Plan and actual performance for each measure in 2014.

Performance Measure	Performance Levels		2014 Actual Performance	% of Target Award Earned
Pre-tax Income (weighted 40%) (1)	Threshold	$90 million	$114.6 million	66%
	Target	$105 million
	Maximum	$120 million

Q4 Average Share Price (weighted 10%)	Threshold	$10.00	$12.32	20%
	Target	$11.00
	Maximum	$12.00

CASM, ex-fuel (ex-items) (weighted 10%)	Threshold	8.95¢	8.45¢	20%
	Target	8.85¢
	Maximum	8.75¢

Controllable Completion Factor (weighted 10%)	Threshold	99.0%	99.3%	20%
	Target	99.1%
	Maximum	99.2%

On-time Departure (weighted 5%)	Threshold	65.0%	65.9%	3.6%
	Target	67.0%
	Maximum	69.0%

On-time Arrival (weighted 5%)	Threshold	73.0%	76.4%	8.5%
	Target	75.0%
	Maximum	77.0%

Total				138.1%
(1) For determining bonus amounts, Pre-tax Income was adjusted to primarily exclude the impairment of assets and related fair value gains on restructuring asset.
Executive officers were also eligible to receive a portion of their annual incentives based on achievement of key individual strategic goals, which were weighted 20% for 2014. The individual goals of each executive included departmental objectives which supported the Company’s overall goals for 2014 to: 1) renew focus on our guiding principles and winning employee culture, 2) rebuild our brand, 3) put idled aircraft back to work, 4) mitigate future exposure of EJET engine overhauls and limited life part costs, and 5) improve and update our five-year strategic plan. The Compensation Committee approved an annual incentive individual award of 125% of goal for Messrs. Bedford, Heller and Dooley, 200% of goal for Messrs. Arnell and Blank.
Executive officers were also issued a one-time bonus in 2014 for the successful separation and monetization of Frontier Airlines, Inc. The Company awarded Messrs. Bedford, Dooley, Heller, Arnell and Blank the following bonus amounts for their work in completing the transaction: $415,000, $175,000, $130,000, $130,000 and $160,000, respectively.

Equity Grants in 2014

The Compensation Committee approved long-term incentive grants for executive officers on June 6, 2014, including stock options, restricted stock units and performance shares. Performance shares are contractual rights to receive shares of our common stock at the end of a three-year measurement period. They are designed to reward our executive officers when they achieve key goals that contribute to the creation of stockholder value over the long-term, which are approved by the Compensation Committee at the beginning of each 3-year measurement period. The actual number of performance shares ultimately distributed to the named executive officers is based on actual achievement against the pre-established goals and can range from 0% to 200% of the performance shares originally granted. The granting of performance shares will allow us to better manage our annual dilution from equity grants and strengthen the tie between equity-based compensation and long-term stockholder value.

The 2014 award of performance shares to executive officers provides that the number of shares earned over the 3-year period ending June 6, 2017 are based on following performance measures:

Performance Measure	Weight	Measurement
Ratification of a new collective bargaining agreement with our pilots by December 2015	50%	Ratification of new agreement.

Earnings before interest, taxes, depreciation and amortization	50%	3-year total for EBITDA for fiscal years 2014-2016 against performance targets established by the Compensation Committee.

Bryan K. Bedford
Cash Compensation.  Mr. Bedford received total cash compensation for his services to us in 2014 in the amount of $1,650,812. Of this sum, $463,462 represents Mr. Bedford's annual base salary for 2014, $772,350 represents cash earned under the annual incentive plan, and $415,000 represents the one-time bonus paid to Mr. Bedford in 2014 for the successful separation and monetization of Frontier Airlines, Inc.
Long-Term Incentive Awards. On June 6, 2014, the Compensation Committee granted to Mr. Bedford a stock option to purchase 30,000 shares of our common stock at a purchase price of $10.74 per share. This stock option becomes exercisable in equal annual installments over three years beginning on June 6, 2015. Also on June 6, 2014, the Compensation Committee granted to Mr. Bedford 60,000 restricted stock units. The restricted stock units will vest and settle in equal annual installments over three years beginning on June 6, 2015. Also on June 6, 2014, the Compensation Committee granted to Mr. Bedford 30,000 performance shares one-half of which will vest and settle on June 6, 2017 if the Company has ratified a new collective bargaining agreement with our pilots and the remaining half of which will vest and settle on that date based upon the Company’s total EBITDA for 2014-2016 against performance targets established by the Compensation Committee.
Employment Agreement.  Pursuant to his employment agreement, the term of Mr. Bedford's employment with the Company shall continue until May 31, 2018. Mr. Bedford is entitled to receive a base salary of $475,000. In addition to the base salary, Mr. Bedford has an annual bonus opportunity target equal to 100% of his salary for the year. The amount of the annual bonus may be more or less than the target amount, but not more than 200% of Mr. Bedford's salary for the year, and is determined, in its sole discretion, by the Compensation Committee based upon certain performance measures which are determined by the Board of Directors. The term of the employment agreement automatically renews for successive one year periods unless either we or Mr. Bedford give notice to terminate the employment agreement no later than 30 days prior to the end of the then current term of the employment agreement.

Timothy P. Dooley
Cash Compensation. Mr. Dooley received total cash compensation for his services to us in 2014 in the amount of $784,305. Of this sum, $273,942 represents Mr. Dooley's annual base salary for 2014, $335,363 represents cash earned under the annual incentive plan and $175,000 represents the one-time bonus paid to Mr. Dooley in 2014 for the successful separation and monetization of Frontier Airlines, Inc.
Long-Term Incentive Awards. On June 6, 2014, the Compensation Committee granted to Mr. Dooley a stock option to purchase 15,000 shares of our common stock at a purchase price of $10.74 per share. The stock option becomes exercisable in equal annual installments over three years beginning on June 6, 2015. Also on June 6, 2014, the Compensation Committee granted to Mr. Dooley 30,000 restricted stock units. The restricted stock units will vest and settle in equal annual installments over three years beginning on June 6, 2015. Also on June 6, 2014, the Compensation Committee granted to Mr. Dooley 15,000 performance shares one-half of which will vest and settle on June 6, 2017 if the Company has ratified a new collective bargaining agreement with our pilots and the remaining half of which will vest and settle on that date based upon the Company’s total EBITDA for 2014-2016 against performance targets established by the Compensation Committee.
Employment Agreement. Mr. Dooley has an amended employment agreement with the Company that expires on June 30, 2015, subject to automatic one-year renewals absent notice of non-renewal from either party delivered no later than 30 days prior to the end of the term. As part of this agreement and effective November 1, 2013, Mr. Dooley's salary was adjusted to $275,000. In addition to the base salary, Mr. Dooley has an annual bonus opportunity target equal to 75% of his salary for the year. The amount of the annual bonus may be more or less than the target amount, but not more than 150% of Mr. Dooley's salary for the year, and is determined, in its sole discretion, by the Compensation Committee based upon certain performance measures which are determined by the Board of Directors.
Wayne C. Heller
Cash Compensation.  Mr. Heller received total cash compensation for his services to us in 2014 in the amount of $980,652. Of this sum, $338,462 represents Mr. Heller's annual base salary for 2014, $512,190 represents cash earned under the annual incentive plan and $130,000 represents the one-time bonus paid to Mr. Heller in 2014 for the successful separation and monetization of Frontier Airlines, Inc.
Long-Term Incentive Awards.  On June 6, 2014, the Compensation Committee granted to Mr. Heller a stock option to purchase 19,000 shares of our common stock at a purchase price of $10.74 per share. This stock option was to become exercisable in equal annual installments over three years beginning on June 6, 2015. Also on June 6, 2014, the Compensation Committee granted to Mr. Heller 38,000 restricted stock units. The restricted stock units were to vest and settle in equal annual installments over three years beginning on June 6, 2015. Also on June 6, 2014, the Compensation Committee granted to Mr. Heller 19,000 performance shares one-half of which were to vest and settle on June 6, 2017 if the Company has ratified a new collective bargaining agreement with our pilots and the remaining half of which were to vest and settle on that date based upon the Company’s total EBITDA for 2014-2016 against performance targets established by the Compensation Committee.
Employment Agreement.  Pursuant to his employment agreement, the term of Mr. Heller's employment with the Company was to continue until May 31, 2017. As part of this agreement and effective May 31, 2014, Mr. Heller's salary was adjusted to $350,000. In addition to the base salary, Mr. Heller had an annual bonus opportunity target equal to 90% of his salary for the year. The amount of the annual bonus could have been more or less than the target amount, but not more than 180% of Mr. Heller's salary for the year, and was determined, in its sole discretion, by the Compensation Committee based upon certain performance measures which were determined by the Board of Directors. The term of the employment agreement automatically renewed for successive one year periods unless either we or Mr. Heller gave notice to terminate the employment agreement no later than 30 days prior to the end of the then current term of the employment agreement.
Separation Agreement. On March 9, 2015, the Company announced Mr. Heller’s retirement. In connection with his retirement, on March 9, 2015 the Company and Mr. Heller entered into an Employment Transition and Separation Agreement, which supersedes Mr. Heller’s Fourth Amended and Restated Employment Agreement. Under the Employment Transition and Separation Agreement, Mr. Heller’s term of employment continued until March 13, 2015 (the “Separation Date”) and Mr. Heller was paid a bonus for the 2014 year of $512,190. Following the Separation Date, the Company is obligated to make cash payments to Mr. Heller equal to two times his base salary plus two times his 2014 bonus, to be paid in twelve equal monthly installments. All outstanding unvested options, restricted stock and restricted stock units of the Company that would have vested in accordance with their respective terms prior to the first anniversary of the Separation Date vested immediately upon his separation, and such options remained exercisable for a period of thirty days following the Separation Date. At the time a payout would otherwise have been due, Mr. Heller will also be entitled to receive a pro-rata portion of any performance shares held as of the Separation Date (based on the number of days employed during the applicable performance period) that would have been earned based on the Company's actual performance had he been employed by the Company on the date required to earn such shares. In addition, during Mr. Heller’s lifetime, the Company will provide travel benefits in the amount of $15,000 annually and will reimburse Mr. Heller $2,500, subject to an annual upward inflation adjustment, each month for medical insurance. Pursuant to the Employment Transition and Separation Agreement, Mr. Heller executed customary releases of claims he may have against the Company and agreed (i) generally not to directly or indirectly compete with the Company for a period of twelve months, (ii) not to solicit the Company’s employees for a twelve-month period, and (iii) not to disclose the Company’s confidential information and trade secrets.
Lars-Erik Arnell
Cash Compensation. Mr. Arnell received total cash compensation for his services to us in 2014 in the amount of $668,600. Of this sum, $250,000 represents Mr. Arnell's annual base salary for 2014, $288,600 represents cash earned under the annual incentive plan and $130,000 represents the one-time bonus paid to Mr. Arnell in 2014 for the successful separation and monetization of Frontier Airlines, Inc.
Long-Term Incentive Awards. On June 6, 2014, the Compensation Committee granted to Mr. Arnell a stock option to purchase 12,500 shares of our common stock at a purchase price of $10.74 per share. This stock option becomes exercisable in equal annual installments over three years beginning on June 6, 2015. Also on June 6, 2014, the Compensation Committee granted to Mr. Arnell 25,000 restricted stock units. The restricted stock units will vest and settle in equal annual installments over three years beginning on June 6, 2015. Also on June 6, 2014, the Compensation Committee granted to Mr. Arnell 12,500 performance shares one-half of which will vest and settle on June 6, 2017 if the Company has ratified a new collective bargaining agreement with our pilots and the remaining half of which will vest and settle on that date based upon the Company’s total EBITDA for 2014-2016 against performance targets established by the Compensation Committee.
Employment Agreement. Pursuant to his employment agreement, the term of Mr. Arnell's employment with the Company shall continue until May 31, 2017. As part of this agreement and effective November 1, 2013, Mr. Arnell's salary was adjusted to $250,000. In addition to the base salary, Mr. Arnell has an annual bonus opportunity target equal to 65% of his salary for the year. The amount of the annual bonus may be more or less than the target amount, but not more than 130% of Mr. Arnell's salary for the year, and is determined, in its sole discretion, by the Compensation Committee based upon certain performance measures which are determined by the Board of Directors. The term of the employment agreement automatically renews for successive one year periods unless either we or Mr. Arnell give notice to terminate the employment agreement no later than 30 days prior to the end of the then current term of the employment agreement.
Ethan J. Blank
Cash Compensation.  Mr. Blank received total cash compensation for his services to us in 2014 in the amount of $564,958. Of this sum, $214,038 represents Mr. Blank's annual base salary for 2014, $190,920 represents cash earned under the annual incentive plan and $160,000 represents the one-time bonus paid to Mr. Blank in 2014 for the successful separation and monetization of Frontier Airlines, Inc.
Long-Term Incentive Awards. On June 6, 2014, the Compensation Committee granted to Mr. Blank a stock option to purchase 9,500 shares of our common stock at a purchase price of $10.74 per share. This stock option becomes exercisable in equal annual installments over three years beginning on June 6, 2015. Also on June 6, 2014, the Compensation Committee granted to Mr. Blank 19,000 restricted stock units. The restricted stock units will vest and settle in equal annual installments over three years beginning on June 6, 2015. Also on June 6, 2014, the Compensation Committee granted to Mr. Blank 9,500 performance shares one-half of which will vest and settle on June 6, 2017 if the Company has ratified a new collective bargaining agreement with our pilots and the remaining half of which will vest and settle on that date based upon the Company’s total EBITDA for 2014-2016 against performance targets established by the Compensation Committee.
Employment Arrangement.  Pursuant to his employment arrangement, Mr. Blank is entitled to receive a base salary of $215,000. In addition to the base salary, Mr. Blank has an annual bonus opportunity target equal to 50% of his salary for the year. The amount of the annual bonus may be more or less than the target amount, but not more than 100% of Mr. Blank's salary for the year, and is determined by the Chief Executive Officer.

Future Periods

The foregoing discussion describes the compensation objectives and policies which we utilized with respect to our named executive officers during 2014 and 2015 to date. In the future, as the Compensation Committee continues to review each element of the executive compensation program with respect to our named executive officers, the objectives of our executive compensation program, as well as the methods which the Compensation Committee utilizes to determine both the types and amounts of compensation to award to our named executive officers, may change.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis (the “CD&A”) for the year ended December 31, 2014. In reliance on the reviews and discussions with management, the Compensation Committee recommended to the Board of Directors, and the Board has approved, that the CD&A be included in the Company's proxy statement for the 2015 Annual Meeting of Stockholders and in the Company's Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the SEC.
By the Compensation Committee of the Board of Directors:
Mark L. Plaumann, Chair
Lawrence J. Cohen
Douglas J. Lambert

SUMMARY COMPENSATION TABLE FOR FISCAL YEAR 2014

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (1)	Non-Equity Incentive Plan Compensation ($) (1)	Stock Awards ($) (2)	Option Awards ($) (2)	All Other Compensation ($) (3)	Total ($)
Bryan K. Bedford President and Chief Executive Officer	2014 (2)	$463,462	$415,000	$772,350	$966,516	$147,098	$10,076	$2,774,502
	2013	$450,000	$—	$765,000	$617,342	$73,208	$24,090	$1,929,640
	2012	$450,000	$—	$401,850	$679,118	$29,475	$29,608	$1,590,051
Timothy P. Dooley Executive Vice President and Chief Financial Officer	2014 (2)	$273,942	$175,000	$335,363	$483,258	$73,549	$10,401	$1,351,513
	2013	$253,461	$—	$276,250	$329,249	$39,044	$19,745	$917,749
	2012	$250,000	$—	$157,863	$339,559	$14,737	$25,156	$787,315
Wayne C. Heller Executive Vice President and Chief Operating Officer	2014 (2)	$338,462	$130,000	$512,190	$612,127	$93,162	$10,737	$1,696,678
	2013	$303,462	$—	$382,500	$411,561	$48,805	$21,367	$1,167,695
	2012	$300,000	$—	$223,425	$441,427	$19,159	$19,906	$1,003,917
Lars-Erik Arnell Senior Vice President of Corporate Development	2014 (2)	$250,000	$130,000	$288,600	$402,715	$61,291	$6,657	$1,139,263
	2013	$228,462	$—	$255,938	$329,249	$39,044	$13,416	$866,109
	2012	$225,000	$—	$145,226	$339,559	$14,737	$15,066	$739,588
Ethan J. Blank Vice President and General Counsel	2014 (2)	$214,038	$160,000	$190,920	$306,063	$46,581	$5,037	$922,639
	2013	$208,461	$—	$189,000	$164,624	$19,522	$4,542	$586,149

(1) All of the salaries, bonuses and non-equity incentive plan compensation for the named executives for 2014, 2013 and 2012 were paid in cash.

(2)
“Option Awards” and “Stock Awards” represent the aggregate fair value of the award computed in accordance with ASC Topic 718, on the applicable grant date or, if earlier, the service inception date. The fair value of each option award was estimated using a Black-Scholes option pricing model that used the following assumptions: expected volatility from 56% and 58%, expected term four to five years, a risk free interest rate of 1.70% to 1.80% and a dividend yield of zero. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance that the value realized by an executive will be at or near the value estimated by the Black-Scholes model. The maximum value of "2014 Performance Shares" for Mr. Bedford, Mr. Dooley, Mr. Heller, Mr. Arnell and Mr. Blank are: $322,172, $161,086, $204,042, $134,238 and $102,021, respectively, see "Grants of 2014 Plan-Based Awards". See Note 11 to our financial statements in our Form 10-K for additional information regarding equity grants.

(3)
“All Other Compensation” reflects compensation paid by us to our named executive officers as 401(k) matching contributions, and travel benefits. Messrs. Bedford, Dooley, Heller, Arnell and Blank "All Other Compensation" includes cash payments made pursuant to Company policy due to an imposed reduction of their 401(k) matching contribution as a result of ERISA required non-discrimination testing.

GRANTS OF 2014 PLAN-BASED AWARDS

			Estimated Future Payouts Under Non-Equity			Estimated Future Payouts Under Equity			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($/Sh) (5)
			Incentive Plan Awards			Incentive Plan Awards
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)(3)	Target (#)(3)	Maximum (#)(3)
Bryan K. Bedford	6/6/2014	[1]	237,500	475,000	950,000	—	—	—	—	—	—	—
	6/6/2014	[2]	—	—	—	—	—	—	60,000	—	—	644,344
	6/6/2014	[3]	—	—	—	7,500	30,000	60,000	—	—	—	322,172
	6/6/2014	[4]	—	—	—	—	—	—	—	30,000	10.74	147,098
Timothy P. Dooley	6/6/2014	[1]	89,375	178,750	357,500	—	—	—	—	—	—	—
	6/6/2014	[2]	—	—	—	—	—	—	30,000	—	—	322,172
	6/6/2014	[3]	—	—	—	3,750	15,000	30,000	—	—	—	161,086
	6/6/2014	[4]	—	—	—	—	—	—	—	15,000	10.74	73,549
Wayne C. Heller	6/6/2014	[1]	131,250	262,500	525,000	—	—	—	—	—	—	—
	6/6/2014	[2]	—	—	—	—	—	—	38,000	—	—	408,085
	6/6/2014	[3]	—	—	—	4,750	19,000	38,000	—	—	—	204,042
	6/6/2014	[4]	—	—	—	—	—	—	—	19,000	10.74	93,162
Lars-Erik Arnell	6/6/2014	[1]	81,250	162,500	325,000	—	—	—	—	—	—	—
	6/6/2014	[2]	—	—	—	—	—	—	25,000	—	—	268,477
	6/6/2014	[3]	—	—	—	3,125	12,500	25,000	—	—	—	134,238
	6/6/2014	[4]	—	—	—	—	—	—	—	12,500	10.74	61,291
Ethan Blank	6/6/2014	[1]	53,750	107,500	215,000	—	—	—	—	—	—	—
	6/6/2014	[2]	—	—	—	—	—	—	19,000	—	—	204,042
	6/6/2014	[3]	—	—	—	2,375	9,500	19,000	—	—	—	102,021
	6/6/2014	[4]	—	—	—	—	—	—	—	9,500	10.74	46,581

(1)
Represents 2014 award opportunities granted under the Company's Annual Incentive Program. The annual incentive award amounts paid to the named executive officers are included in the "Non-Equity Incentive Plan Compensation" column in the 2014 Summary Compensation Table.

(2)
Represents a restricted stock unit award granted pursuant to the Company's 2007 Equity Incentive Plan. This award is scheduled to vest in one-third increments on June 6, 2015, June 6, 2016 and June 6, 2017.

(3)
Represents threshold, target and maximum award opportunities for the 2014 performance share awards. Settlement of this award will depend on the Company's 3-year EBITDA total for 2014-2016 and the ratification of a new collective bargaining agreement with our pilots.

(4)	Represents a stock option award granted pursuant to the Company's 2007 Equity Incentive Plan. This award is scheduled to vest in one-third increments on June 6, 2015, June 6, 2016 and June 6, 2017.

(5)
The fair value of each option award was computed in accordance with ASC Topic 718 on the applicable grant date. The fair value of each award was estimated using a Black-Scholes option pricing model that used the following assumptions: expected volatility from 56% and 58%, expected term four to five years, a risk free interest rate of 1.70% to 1.80% and a dividend yield of zero. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance that the value realized by an executive will be at or near the value estimated by the Black-Scholes model.

OUTSTANDING EQUITY AWARDS AT 2014 FISCAL YEAR-END

	Option Awards					Stock Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Stock Award Grant Date (2)	Number of Shares of Stock That Have Not Vested (#)	Market Value of Shares That Have Not Vested ($) (1)
Bryan K. Bedford	2/20/2007	220,000	—	$18.59	2/20/2017		—	—
	9/04/2007	200,000	—	$19.12	9/4/2017		—	—
	12/9/2008	212,000	—	$12.70	12/6/2018		—	—
	6/22/2009	200,000	—	$4.10	6/22/2019		—	—
	11/2/2010	60,000	—	$9.25	10/30/2020		—	—
	3/30/2012	8,333	4,167	$4.94	3/30/2022	3/30/2012	80,208	$1,170,235
	3/11/2013	5,000	10,000	$10.29	3/11/2023	3/11/2013	47,500	$693,025
	6/6/2014	—	30,000	$10.74	6/6/2024	6/6/2014	90,000	$1,313,100

Timothy P. Dooley	11/29/2005	4,500	—	$14.24	11/27/2015		—	—
	6/9/2006	10,000	—	$15.87	6/6/2016		—	—
	9/4/2007	75,000	—	$19.12	9/1/2017		—	—
	12/9/2008	49,000	—	$12.70	12/7/2018		—	—
	3/30/2012	—	2,083	$4.94	3/30/2022	3/30/2012	40,105	$585,132
	3/11/2013	2,667	5,333	$10.29	3/11/2023	3/11/2013	25,333	$369,608
	6/6/2014	—	15,000	$10.74	6/6/2024	6/6/2014	45,000	$656,550

Wayne C. Heller	2/20/2007	110,000	—	$18.59	2/20/2017		—	—
	9/4/2007	200,000	—	$19.12	9/4/2017		—	—
	12/9/2008	150,000	—	$12.70	12/6/2018		—	—
	3/30/2012	—	2,708	$4.94	3/30/2022	3/30/2012	52,136	$760,664
	3/11/2013	3,334	6,666	$10.29	3/11/2023	3/11/2013	31,666	$462,007
	6/6/2014	—	19,000	$10.74	6/6/2024	6/6/2014	57,000	$831,630

Lars-Erik Arnell	11/29/2005	20,000	—	$14.24	11/27/2015		—	—
	9/4/2007	75,000	—	$19.12	9/1/2017		—	—
	12/9/2008	56,000	—	$12.70	12/7/2018		—	—
	3/30/2012	—	2,083	$4.94	3/30/2022	3/30/2012	40,105	$585,132
	3/11/2013	2,667	5,333	$10.29	3/11/2023	3/11/2013	25,333	$369,608
	6/6/2014	—	12,500	$10.74	6/6/2024	6/6/2014	37,500	$547,125

Ethan Blank	3/30/2012	—	3,333	$4.94	3/30/2022	3/30/2012	15,833	$231,003
	3/11/2013	1,334	2,666	$10.29	3/11/2023	3/11/2013	12,666	$184,797
	6/6/2014	—	9,500	$10.74	6/6/2024	6/6/2014	28,500	$415,815

(1)
Except as otherwise indicated, options, restricted stock awards and restricted stock units vest in equal annual installments over three years beginning with the first anniversary of the on the date of grant. Options, restricted stock awards, and restricted stock units will also generally vest upon a change in control of the Company or in the event the executive's employment is terminated other than for "cause" as defined in the executive's employment agreement.

(2)
The stock awards for Messrs. Bedford, Heller, Dooley, Arnell and Blank granted on March 30, 2012, March 11, 2013 and June 6, 2014, include performance shares. The 2012, 2013, and 2014 performance shares to executive officers provides that the number of shares are earned at the end of a 3-year period ending March 30, 2015, March 11, 2016 and June 6, 2017, respectively.

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2014

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Bryan K. Bedford	476,625	$109,624	45,833	$415,789
Timothy P. Dooley	32,417	$152,946	28,334	$266,623
Wayne C. Heller	143,415	$530,866	30,000	$272,259
Lars-Erik Arnell	12,084	$62,148	28,333	$266,623
Ethan Blank	3,334	$26,872	6,667	$61,437

TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS
The Compensation Committee and our Board determined that it was in our best interests to provide severance arrangements to our named executives based on such individual's position with us. Accordingly, the employment agreements with the applicable named executive officers have terms and conditions intended to provide certain payments and benefits upon an involuntary termination of the named executive's employment or the occurrence of certain other circumstances that may affect the named executive, including the executive's termination of employment following a change in control of the Company.

The Company has the right to terminate Mr. Dooley’s employment agreement by providing him with 30 days prior written notice of termination. The Company has the right to terminate its employment arrangement with Mr. Blank at any point without application of any termination provisions discussed below except for certain of those pertaining to equity awards. The below descriptions pertain to the employment arrangements that were operative as of the end of 2014 and that, except with respect to Mr. Heller, remain effective as of the date of this proxy statement. During 2014, severance compensation to Mr. Heller would have been treated in the manner described below for Mr. Bedford, except that the annual value of the travel plan card described below would have been $15,000. For a description of the benefits received by Mr. Heller as a part of his retirement effective March 13, 2015, please see the “Separation Agreement” section above.

Severance Compensation

Termination Upon Death, or by the Company for Disability
In the event of Messrs. Bedford, Dooley or Arnell’s death or in the event that we terminate the executive's employment agreement as a result of his inability, with reasonable accommodation, to perform the essential functions of his position by reason of physical or mental incapacity, for a consecutive period of 90 days or for a total period of 180 days in any 360-day period (for Mr. Dooley, for a total period of 90 days in any 360-day period) we are obligated to pay to Messrs. Bedford, Dooley, or Arnell, or his estate, as the case may be, as severance compensation two times his base salary as then in effect plus two times his bonus paid for our) last calendar year. The severance compensation would be paid in a lump sum by the end of the month following termination of the employment agreement, provided that we receive a release within 30 days following termination of the employment agreement signed by Messrs. Bedford, Dooley or Arnell, as the case may be (or with respect to Messrs. Bedford or Arnell his estate if applicable), that is no longer revocable. We have the right to satisfy our obligations to provide severance compensation by purchasing and maintaining one or more insurance policies payable to Messrs. Bedford, Dooley or Arnell or his designees or to us (with further payment to Messrs. Bedford, Dooley or Arnell or such designees) upon the executive's death or as a result of his disability. In addition to the severance compensation described above, Messrs. Bedford or Arnell would also be entitled to a prorated portion of his target annual incentive award for the year in which termination occurs, through the effective date of such termination.

Occurrence of a Change in Control
In the event of a change of control, provided that within 18 months of such change of control (indefinitely thereafter for Mr. Dooley) the executive’s employment is terminated by us without cause or by the executive for good reason, we are obligated to pay as severance compensation to Messrs. Bedford, Dooley or Arnell, as the case may be, two times his base salary as then in effect plus two times his bonus paid for our last calendar year. The severance compensation is to be paid in a lump sum by the end of the month following a qualifying event. “Change of Control” means (i) any person or group of affiliated or associated persons acquires a majority or more of the voting power of the Company; (ii) the consummation of a sale of all or substantially all of the assets of the Company; (iii) the dissolution of the Company or (iv) the consummation of any merger, consolidation, or reorganization involving the Company in which, immediately after giving effect to such merger, consolidation or reorganization, less than a majority of the total voting power of outstanding stock of the surviving or resulting entity is then “beneficially owned” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) in the aggregate by the stockholders of the Company immediately prior to such merger, consolidation or reorganization. In addition to the severance compensation described above, Messrs. Bedford or Arnell would also be entitled to a prorated portion of his target annual incentive award for the year in which termination occurs, through the effective date of such termination.

Termination by the Company for Cause
Messrs. Bedford, Dooley and Arnell's employment agreements are terminable by the Company in the event that cause for such termination exists. If the employment agreement is terminated by the Company for cause, the executive is not entitled to any compensation following the effective date of such termination, other than payment of his base salary through the effective date of termination.

Termination by the Company other than for Cause
If we terminate Messrs. Bedford, Dooley or Arnell's employment agreement or his employment other than for cause, we are obligated to pay the executive compensation as described above for termination upon death or by the Company for disability, except that Messrs. Bedford or Arnell would receive their severance compensation in 12 equal monthly installments following the termination.
Termination by Executive for Good Reason
If Messrs. Bedford, Dooley or Arnell terminates his employment agreement for good reason, we are obligated to pay as severance compensation two times the executive's base salary as then in effect plus two times his bonus paid for our last calendar year. The severance compensation would be paid in a lump sum within ten (10) days following termination for Mr. Dooley. The severance compensation for Messrs. Bedford or Arnell would be paid in 12 equal monthly installments following termination. In addition to the severance compensation described above, Messrs. Bedford or Arnell would also be entitled to a prorated portion of his target annual incentive award for the year in which termination occurs, through the effective date of such termination.
Failure to Renew
If Mr. Dooley gives notice not to renew his employment agreement at the end of the stated term, we are obligated to pay one times his base salary as in effect at the end of the term plus one times his target bonus as in effect at the end of the term. Such payment will be made in a lump sum within ten (10) days following the end of the stated term of the employment agreement, provided that we receive a release within 30 days following termination of the employment agreement signed by Mr. Dooley. In addition, upon delivery of such release, all remaining unvested shares of restricted stock granted to Mr. Dooley will be immediately vested and all vested options would be cancelled upon the expiration of three months after the termination date.
If Messrs. Bedford or Arnell gives notice to terminate his employment at the end of the then-current term and an agreement regarding the terms of his continued employment following the end of the term is not reached, unless otherwise agreed by the Company in writing, Messrs. Bedford or Arnell would continue to be employed and to provide services to the Company in the same manner as prior to the giving of such notice for an additional period of 90 days following the last day of the term. During this transition period, Messrs. Bedford or Arnell would be entitled to continue to receive his base salary and to accrue a pro-rata portion of his target bonus and would continue to participate in the Company's benefit programs.
Upon the earlier of the termination of Messrs. Bedford or Arnell’s employment upon completion of the transition period, or the termination of his employment by the Company during the transition period other than for cause, he would be entitled to receive as severance compensation an amount equal to one times his base salary to be paid in 12 equal monthly installments following the effective date of the termination and contingent on the executive executing a release of claims that is no longer revocable. In addition to the severance compensation described above, Messrs. Bedford or Arnell would also be entitled to a prorated portion of his target annual incentive award for the year in which termination occurs, through the effective date of such termination.
Continuation of Medical and Travel Benefits
If we terminate Messrs. Bedford or Arnell's employment for any reason then we will be obligated to pay to him $2,500 (in the case of Bedford) or $1,667 (in the case of Arnell) each month for his lifetime (in the case of Bedford) and for 12 months (in the case of Arnell), subject to an annual upward inflation adjustment, for the cost of health insurance from a source other than the Company for himself, his spouse and his eligible dependents, provided that Messrs. Bedford or Arnell, as the case may be, presents evidence of such insurance to the Company. The Company will begin the monthly payments to Messrs. Bedford or Arnell 30 days after the termination of his employment and thereafter on the 15th day of each subsequent month during his lifetime.

If we terminate Messrs. Bedford or Arnell's employment for any reason then during each year of Mr. Bedford's lifetime and a 3-year period for Mr. Arnell, we will be obligated to provide Messrs. Bedford, or Arnell, as the case may be, with a Universal Air Travel Plan, Inc. (UATP) card in the amount of $20,000 (in the case of Mr. Bedford) and $10,000 (in the case of Mr. Arnell) annually that he, his spouse and his dependents may use for travel. Messrs. Bedford or Arnell will be responsible for any applicable taxes associated with such benefit. We will provide the UATP card within 30 days of the termination of Mr. Bedford or Mr. Arnell’s employment and thereafter each year on the anniversary of such date during the lifetime of the named executive or three year period for Mr. Arnell.
General Terms
Termination For Cause.  We have the right to immediately terminate Messrs. Bedford, Dooley or Arnell's employment for cause if he has (i) willfully or materially refused to perform a material part of his duties, (ii) materially breached his obligations in relation to confidential information, non-competition or non-solicitation, (iii) acted fraudulently or dishonestly in his relations with the Company, (iv) committed larceny, embezzlement, conversion or any other act involving the misappropriation of our funds or assets in the course of his employment, or (v) been indicted or convicted of any felony or other crime involving an act of moral turpitude. With respect to Messrs. Bedford and Arnell we also have the right to immediately terminate their employment for willful or material failure to follow directions of the Board of Directors.
Termination For Good Reason.  Messrs. Bedford or Arnell can terminate his employment for good reason upon 30 business days prior written notice and Mr. Dooley can terminate his employment for good reason upon 20 business days prior written notice to us, provided that we have the right to cure such cause within the 30 or 20 business day period. Good reason means that (i) we have materially diminished the duties and responsibilities of the executive with respect to the Company, (ii) we have relocated our principal offices more than 25 miles from Indianapolis to another location without the consent of the executive or (iii) we have materially breached the terms of the employment agreement.
Non-Competition.  Each of Messrs. Bedford, Dooley and Arnell agreed that without the prior written consent of our Board of Directors, during the term of the employment agreement and for a period of 12 months following the termination of his employment, he will not participate as an advisor, partner, joint venturer, investor, lender, consultant or in any other capacity in any business transaction (i) with respect to which he had a material personal involvement during the last 12 months of his employment or (ii) that could reasonably be expected to compete with our business or operations or proposed or contemplated business or transactions that are known by the executive as of the date of such termination and contemplated by us to proceed during the 12-month period following such termination. Messrs. Bedford and Arnell’s agreements contain additional restrictions, including that they will not compete with the Company during any period in which the Company is providing severance compensation.
Non-Solicitation.  Each of Messrs. Bedford, Dooley, Heller and Arnell agreed that during the term of the employment agreement and for a period of 12 months following the termination of the employment, he will not, without our prior written consent, directly or indirectly, employ or retain, or have or cause any other person or entity or retain any person who was employed by us while the executive was employed by us.
Confidentiality.  Each of Messrs. Bedford, Dooley, Heller and Arnell agreed that he will not disclose any confidential information or trade secrets concerning the Company and its affiliates, their personnel or operations other than in the ordinary course of business or in any way use such information in any manner which could adversely affect the business of the Company and its affiliates.
Effect on Stock Options, Restricted Stock, Restricted Stock Units and Performance Shares. The descriptions below detail the treatment of equity awarded to our named executive officers under different termination scenarios.
Messrs. Bedford and Arnell

The respective employment agreements of Messrs. Bedford and Arnell govern whether and how their equity awards would vest upon termination of their employment as set forth below.
After a change in control: If the executive’s employment is terminated by the Company other than for cause, or by the executive for good reason, in either case within 18 months after a change in control, then (i) all restricted stock, restricted stock units and outstanding options to purchase shares of the Company's common stock held by the executive on the effective date of termination that have not vested as of such date would vest immediately prior to the termination of employment and, with respect to options, would remain exercisable for a 30-day period thereafter, and (ii) the executive would receive, a pro-rata portion (based on the number of days during the applicable performance period on which the executive was employed) of the number of performance shares that would have been earned by the executive if the performance conditions related thereto were satisfied at the target level for such awards and the executive had been employed on the date required to earn such shares.

Upon death or disability, by the Company without cause, by the executive for good reason or by the executive at the end of his term of employment: If the executive’s employment is terminated upon his death or disability, by the Company without cause, by the executive for good reason or by the executive at the end of his term of employment (or by the Company without cause during the transition period after the term, as described above under the “Failure to Renew” section), then (i) restricted stock, restricted stock units and all outstanding unvested options to purchase shares of the Company's common stock, held by the executive on the effective date of termination that would have vested in accordance with their terms prior to the first anniversary of the effective date of the termination of employment would vest immediately following the termination of employment and, with respect to options, remain exercisable for a 30-day period thereafter, and (ii) the executive would receive, at the time when a payout with respect to any performance shares held by the executive on the effective date of termination would otherwise have been made, a pro-rata portion (based on the number of days during the applicable performance period on which the executive was employed) of the number of such performance shares that would have been earned by the executive in accordance with the terms thereof (including the satisfaction of the performance conditions related thereto based on the Company's actual performance) if the executive had been employed on the date required to earn such shares.

Termination for cause: In the event of a termination by the Company for cause, the executive would not be entitled to any special treatment with respect to equity awards.

Mr. Dooley

Mr. Dooley’s employment agreement and the terms of his respective grant agreements govern whether and how his equity awards would vest upon the termination of his employment. As detailed below, the treatment of Mr. Dooley’s equity award granted June 6, 2014 would differ in certain respects as compared to the treatment applicable to grants prior thereto.
Treatment of Equity Grants Prior to the June 6, 2014 Grant: Stock options and restricted stock of Mr. Dooley will become fully vested on a change in control of the Company and restricted stock will become fully vested in the event his employment is terminated other than for cause or upon a failure to renew his employment agreement (as described above under the “Failure to Renew” section). For purposes of Mr. Dooley’s equity grants prior to June 6, 2014, a change in control of the Company means any of the following:

(i)
there occurs any consolidation or merger in which the Company is not the continuing or surviving entity or pursuant to which shares of the Company's common stock would be converted into cash, securities or other property, subject to certain exceptions; or any sale, lease, exchange or other transfer of all or substantially all the Company's assets;

(ii)	the Company's stockholders approve any plan or proposal for the liquidation or dissolution of the Company;

(iii)
any person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of forty percent (40%) or more of the common stock other than pursuant to a plan or arrangement entered into by such person and the Company; or

(iv)
during any period of 2 consecutive years, individuals who at the beginning of such period constitute the entire Board of Directors cease for any reason to constitute a majority of the Board unless the election or nomination for election by the Company's stockholders of each new director was approved by a vote of at least two-thirds of the directors then still in office.

If Mr. Dooley’s employment is terminated due to his death, disability or retirement, then any portion of an option that is exercisable on the date of termination will remain exercisable during the one-year period following the date of termination. In the event of a termination due to disability or if Mr. Dooley dies during such one-year period, then his beneficiary can exercise the option, to the extent exercisable by him immediately prior to his death, for a period of one year following the date of death.
If Mr. Dooley’s employment is terminated by us for cause, then any stock option held will immediately terminate and cease to be exercisable.

If Mr. Dooley’s employment terminates for any reason other than those described above or for no reason, then any portion of a stock option that is exercisable on the date of termination would remain exercisable by him during the 30-day period following the date of termination.
Upon the termination of his employment or other service for any reason (or no reason), any performance shares which have not vested would be forfeited.
Differing Treatment of June 6, 2014 Equity Grant: With respect to the June 6, 2014 equity grant, for which restricted stock units were granted in lieu of restricted stock, upon (i) the Company’s termination of Mr. Dooley’s employment without cause or (ii) a change in control (as defined under the “Occurrence of a Change in Control” section above) followed within 18 months by the termination of Mr. Dooley’s employment by the Company other than for cause or by Mr. Dooley for good reason, restricted stock units and the stock option would become immediately and fully vested on the separation date and, with respect to the stock option, remain exercisable during the 30-day period thereafter.

Mr. Blank

The terms of Mr. Blank’s respective grant agreements govern whether and how his equity awards would vest upon his termination of employment. Equity awards granted prior to his June 6, 2014 grant, would be treated in the manner described above for Mr. Dooley under the “Treatment of Equity Grants Prior to the June 6, 2014 Grant” section. Equity awards made under the June 6, 2014 grant would be treated in the manner described above for Messrs. Bedford and Arnell, except that provisions regarding termination by the executive for good reason or for a failure to renew are inapplicable.
Estimated Payouts on Termination of Employment.  The following table discloses the estimated payments and benefits that would be provided to each of Messrs. Bedford, Dooley, Heller, Arnell and Blank applying the assumptions that each of the triggering events described in their respective employment agreements took place on December 31, 2014 and their last day of employment was December 31, 2014.
These amounts are in addition to benefits payable generally to salaried employees of the Company, such as distributions under the Company's 401(k) plan, disability benefits and accrued vacation pay. The amounts in the table with respect to stock options and restricted stock reflect the intrinsic value (that is, the value based on the Company's stock price, and in the case of options minus the exercise price) of the equity awards that would become exercisable or vested upon the occurrence of the various types of terminations set forth below.
Due to a number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event, the Company's stock price and the executive's age.

Bryan K. Bedford

Executive Benefits and Payments Upon Termination	Company Terminates Without Cause	Change in Control	Termination by Executive for Good Reason	Death or Disability
Cash Severance	$2,494,700	$2,494,700	$2,494,700	$2,494,700
Acceleration of exercisability of options (1)	$100,212	$198,712	$100,212	$100,212
Acceleration of vesting of restricted shares (2)	$2,006,971	$2,636,165	$2,006,971	$2,006,971
Value of Medical Benefits (3)	$30,000	$30,000	$30,000	$30,000
Value of Travel Cards(4)	$20,000	$20,000	$20,000	$20,000

Timothy P. Dooley

Executive Benefits and Payments Upon Termination	Company terminates Without Cause	Change in Control	Termination by Executive for Good Reason	Death or Disability
Cash Severance	$1,220,726	$1,220,726	$1,220,726	$1,220,726
Acceleration of exercisability of options (1)	$57,750	$100,783	$—	$—
Acceleration of vesting of restricted shares (2)	$875,400	$875,400	$—	$—

Wayne C. Heller

Executive Benefits and Payments Upon Termination	Company terminates Without Cause	Change in Control	Termination by Executive for Good Reason	Death or Disability
Cash Severance	$1,724,380	$1,724,380	$1,724,380	$1,724,380
Acceleration of exercisability of options (1)	$64,850	$127,946	$64,850	$64,850
Acceleration of vesting of restricted shares (2)	$1,303,908	$1,759,671	$1,303,908	$1,303,908
Value of Medical Benefits (3)	$30,000	$30,000	$30,000	$30,000
Value of Travel Cards(4)	$15,000	$15,000	$15,000	$15,000

Lars-Erik Arnell

Executive Benefits and Payments Upon Termination	Company terminates Without Cause	Change in Control	Termination by Executive for Good Reason	Death or Disability
Cash Severance	$1,077,200	$1,077,200	$1,077,200	$1,077,200
Acceleration of exercisability of options (1)	$47,612	$91,158	$47,612	$47,612
Acceleration of vesting of restricted shares (2)	$980,346	$1,252,362	$980,346	$980,346
Value of Medical Benefits	$20,000	$20,000	$20,000	$20,000
Value of Travel Cards(4)	$10,000	$10,000	$10,000	$10,000

Ethan J. Blank

Executive Benefits and Payments Upon Termination	Company terminates Without Cause	Change in Control	Termination by Executive for Good Reason	Death or Disability
Acceleration of exercisability of options (1)	$12,193	$85,938	$—	$12,193
Acceleration of vesting of restricted shares (2)	$269,827	$454,624	$—	$269,827

(1)
The value above represents market value of $14.59 per share minus the exercise price for all unvested options (but not less than zero). The number of unvested options for each Named Executive Officer is set forth in the Outstanding Equity Awards at Fiscal Year End table above.

(2)
Represents market value of $14.59 per share minus the exercise price for all unvested restricted shares. The number of unvested shares for each Named Executive Officer is set forth in the Outstanding Equity Awards at Fiscal Year End table above.

(3)
Value represents estimated one year of medical benefits for Messrs Bedford, Heller and Arnell. The total benefit is undeterminable for Mr. Bedford and Mr. Heller, since the employment agreements for Messrs. Bedford and Heller provide for continuation of medical benefits annually for life.

(4)
Value represents estimated one year of travel card benefits. The total benefit is undeterminable for Mr. Bedford and Mr. Heller, since the employment agreements for Messrs. Bedford and Heller provide for continuation of travel card benefits annually for life. The total benefit for Mr. Arnell would be $30,000 or $10,000 per year over a three year period after termination.

PROPOSAL NO. 2 - ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

Pursuant to rules of the Securities and Exchange Commission, we are asking you to approve, on an advisory (non-binding) basis, the compensation paid to our named executive officers as disclosed in the Compensation Discussion and Analysis above, the compensation tables above, and any related narrative discussion contained in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives stockholders the opportunity to express their views on the compensation paid to our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we are asking the stockholders to vote “FOR” the following resolution at the Annual Meeting:
RESOLVED, that the Company's stockholders approve, on an advisory basis, the compensation paid to the Company's named executive officers, as disclosed in the Company's Proxy Statement for the 2015 Annual Meeting of Stockholders, pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion contained in this Proxy Statement.

Vote Required
The affirmative vote of the holders of a majority of the shares of the Company's common stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the approval of this proposal.
If you are a stockholder of record and you do not sign and return your Proxy card or vote by telephone or Internet, your shares will not be voted at the Annual Meeting. Under the New York Stock Exchange rules, this proposal is not a routine matter and broker non-votes may occur with respect to this proposal. If your shares are held in street name and you do not issue instructions to your broker, your broker or nominee may not vote your shares on this matter.
Broker non-votes with respect to this matter will not be counted as entitled to vote on this matter and will have no efffect on the outcome of the vote. An abstention from voting by a stockholder present in person or by proxy at the meeting has the same legal effect as a vote “against” the matter because it represents a share present or represented at the meeting and entitled to vote, thereby increasing the number of affirmative votes required to approve this proposal.
The “say-on-pay” vote is advisory and will not be binding upon the Company, the Board of Directors or the Compensation Committee. However, the Compensation Committee will take into account the outcome of the vote when considering future named executive officer compensation arrangements.
THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 2 - ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL THEREOF.

PROPOSAL NO. 3 - RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee, which is composed entirely of non-employee independent directors, has selected Deloitte & Touche LLP as independent accountants to audit our books, records and accounts and those of our subsidiaries for 2015. Your Board of Directors has endorsed this appointment. Ratification of the appointment of Deloitte & Touche LLP by stockholders is not required by law. However, as a matter of good corporate practice, such appointment is being submitted to the stockholders for ratification at the Annual Meeting of Stockholders. If the stockholders do not ratify the selection, the Board of Directors and the Audit Committee will reconsider whether or not to retain Deloitte & Touche LLP, but may still retain Deloitte & Touche LLP. Even if the selection is ratified, the Audit Committee in its discretion may change the appointment at any time during the year if it determines that such change would be in the best interests of the Company and its stockholders. Deloitte & Touche LLP have been the independent auditors for the Company since 1998, and we propose that they serve in that capacity for 2015. A representative of Deloitte & Touche LLP will be present (either in person or by telephone) at the meeting, will have an opportunity to make a statement if he desires to do so, and will respond to appropriate questions from stockholders.

Audit and Non-Audit Fees

The Company incurred professional fees from Deloitte & Touche LLP, its principal auditor, for the following professional services:
Audit Fees.  Fees in the amount of approximately $660,000 were billed in 2014 and 2015 related to integrated audit and quarterly interim review procedures for the Company for the year ended December 31, 2014, and fees in the amount of approximately $800,000 were billed in 2014 and 2013 related to the integrated audit and interim quarterly procedures for the Company for the year ended December 31, 2013.
Audit-Related Fees.  Fees in the amount of $95,000 and $128,325 were paid for audit-related services in 2014 and 2013, respectively.
Tax Fees.  Fees in the amount of $38,124 and $361,084 were incurred for services provided in 2014 and 2013, respectively, related to services rendered for tax compliance, tax advice and tax planning.

All Other Fees.  The Company incurred other fees of $0 and $2,000 during 2014 and 2013.
The Company's Audit Committee has determined that the non-audit services provided by the Company's auditors in connection with the year ended December 31, 2014 and 2013 were compatible with the auditor's independence.
Pre-Approval Policies

The Audit Committee is required to approve in advance any audit or non-audit services performed by the Company's independent public accountants that do not meet the pre-approval standards established by the Audit Committee. The pre-approval policies and procedures established by the Audit Committee require that the Audit Committee meet with the independent auditors and financial management to review planning, the scope of the proposed services, the procedures to be utilized, and the proposed fees. During 2014 and 2013, all of the audit fees, audit-related fees, tax fees, and other fees were pre-approved by the Audit Committee.
Vote Required

Ratification of the appointment of Deloitte & Touche LLP requires the affirmative vote of a majority of the shares present and voting at the Annual Meeting of Stockholders in person or by proxy. Unless marked to the contrary, proxies received will be voted “FOR” ratification of the appointment. In the event ratification is not obtained, your Audit Committee will review its future selection of our independent registered public accountants.
THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 3 - RATIFICATION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL THEREOF.

AUDIT COMMITTEE REPORT

In accordance with its written charter adopted by the Board of Directors, the Audit Committee of the Board of Directors is responsible for, among other things, reviewing the Company's internal accounting procedures and considering and reporting to the Board of Directors with respect to other auditing and accounting matters, including the selection of our independent auditors, the scope of annual audits, fees to be paid to our independent auditors and the performance of our independent auditors.
Management is responsible for the Company's financial reporting process including its system of internal control and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Company's independent registered public accounting firm, Deloitte & Touche, LLP ("Deloitte"), is responsible for auditing those consolidated financial statements and expressing an opinion in accordance with auditing standards of the Public Company Accounting Oversight Board (United State) ("PCAOB") on the Company's consolidated financial statements and the effectiveness of the Company's internal control over financial reporting. The responsibility of the Audit Committee is to monitor and review these processes. Members of the Audit Committee are not employees of the Company and are not required to be accountants or auditors by profession. Therefore, the Audit Committee has relied, without independent verification, on management's representation that the consolidated financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles and on the representations of the independent registered public accounting firm included in their report of the Company's financial statements.
The oversight by the Audit Committee does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee cannot give assurance that the Company's consolidated financial statements are presented in accordance with generally accepted accounting principles, that the audit of the Company's consolidated financial statements has been carried out in accordance with generally accepted auditing standards or that the Company's independent accountants are in fact “independent.”
Review of Audited Financial Statements.  The Audit Committee has reviewed and discussed with management the Company's audited consolidated financial statements for the year ended December 31, 2014. The Audit Committee has discussed with Deloitte the matters required to be discussed under standards established by the Securities and Exchange Commission and the PCAOB. The Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the PCAOB regarding Deloitte & Touche LLP's independence, and has discussed with Deloitte their independence.

Recommendation.  In reliance on the reviews and discussions referenced above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the year ended December 31, 2014 be included in the Company's Annual Report on Form 10-K for that fiscal year filed with the Securities and Exchange Commission.
By the Members of the Audit Committee:
Robert L. Colin, Chair
Daniel P. Garton
Mark L. Plaumann

STOCKHOLDER PROPOSALS

Proposals of Security Holders for 2016 Annual Meeting

Stockholders desiring to submit proposals to be included in the Proxy Statement for the 2016 Annual Meeting will be required to submit them to the Company in writing on or before December 26, 2015. Any stockholder proposal must also be proper in form and substance, as determined in accordance with the Exchange Act and the rules and regulations promulgated thereunder. Proposals should be addressed to the Secretary of the Company, Republic Airways Holdings Inc., 8909 Purdue Road, Suite 300, Indianapolis, Indiana 46268.

A Stockholder proposal not included in our Proxy Statement for the 2016 Annual Meeting of Stockholders will be ineligible for presentation at the 2016 Annual Meeting, unless the stockholder gives timely notice of the proposal in writing to our Secretary no earlier than February 10, 2016 and no later than March 11, 2016. Notices of intention to present proposals at the 2016 Annual Meeting should be addressed to the Secretary of the Company, Republic Airways Holdings Inc., 8909 Purdue Road, Suite 300, Indianapolis, Indiana 46268.

Stockholder Communications with the Board

Stockholders and other interested parties who wish to communicate with the Company's Board of Directors should send their correspondence to the Board of Directors, c/o the Secretary of the Company, Republic Airways Holdings Inc., 8909 Purdue Road, Suite 300, Indianapolis, Indiana 46268. Communications may be addressed to the entire Board, to a committee of the Board, or to an individual director. The Secretary or the Secretary's designee will conduct a preliminary review of stockholder communications and decide the timing and appropriate process for providing such communications to the Board, to the committee or to the individual director to whom the communication was addressed.

OTHER BUSINESS

The Board of Directors knows of no other business to be acted upon at the Annual Meeting. However, if any other business properly comes before the Annual Meeting, it is the intention of the persons named in the proxy to vote on such matters in accordance with their best judgment.
LIMITATION ON VOTING BY FOREIGN OWNERS

Our certificate of incorporation provides that shares of capital stock may not be voted by, or at the direction of, persons who are not citizens of the United States if the number of such shares would exceed applicable foreign ownership restrictions. Applicable restrictions currently require that no more than 25% of our voting stock be owned or controlled, directly or indirectly, by persons who are not U.S. citizens, and that our president and at least two-thirds of our directors or other managing officers be U.S. citizens. However, up to 49% of the total equity of our company may be owned directly or indirectly by persons who are not citizens of the United States. Our certificate of incorporation also gives us the right to redeem or suspend the voting rights of our capital stock to enable us to comply with applicable restrictions. For purposes of the certificate of incorporation, “U.S. citizen” means:

•	an individual who is a citizen of the United States;

•	a partnership each of whose partners is an individual who is a citizen of the United States; or

•
a corporation or association organized under the laws of the United States or a State, the District of Columbia, or a territory or possession of the United States, of which the president and at least two-thirds of the board of directors and other managing officers are citizens of the United States, and in which at least 75% of the voting interest is owned or controlled by persons that are citizens of the United States.

In addition, the U.S. Department of Transportation has broad authority to determine on a case-by-case basis whether an air carrier is effectively owned and controlled by U.S. citizens, and has indicated that the ownership of less than 50% of an air carrier's total equity securities by non-U.S. citizens, taken alone, is not indicative of foreign control of the airline.

The prompt return of your proxy card will be appreciated and helpful in obtaining the necessary votes. Therefore, whether or not you expect to attend the Annual Meeting, please vote your proxy by telephone or Internet, or request, sign and return your proxy card.

By Order of the Board of Directors

Timothy P. Dooley Secretary

Dated: April 24, 2015

A FULL COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K WILL BE SENT WITHOUT CHARGE TO ANY STOCKHOLDER REQUESTING IT IN WRITING TO: REPUBLIC AIRWAYS HOLDINGS INC., ATTENTION: SECRETARY OF THE COMPANY, 8909 PURDUE ROAD, SUITE 300, INDIANAPOLIS, INDIANA 46268.

REPUBLIC AIRWAYS HOLDINGS INC.
Annual Meeting of Stockholders
June 9, 2015 10:00 AM
This Proxy Is Solicited By The Board of Directors

The undersigned stockholder of Republic Airways Holdings Inc. (the “Company”) does hereby nominate, constitute and appoint Bryan K. Bedford and Timothy P. Dooley, and each of them, true and lawful proxy and attorney(s), with full power of substitutions for the undersigned and in the undersigned's name, place and stead, to represent and vote all of the common stock, par value $.001 per share, of the Company, held in the name of the undersigned on its books as of April 13, 2015, at the 2015 Annual Meeting of Stockholders to be held on Tuesday, June 9, 2015 and at any adjournment or postponement thereof.
This proxy will be voted as directed, or if no direction is indicated, the proxy holders will vote the shares represented by this proxy "FOR" each of the persons nominated for election as directors as described in Proposal 1, "FOR" Proposals 2, and 3 in the discretion of the proxy holders on any other matter that may properly come before the meeting.

The Board of Directors recommends you vote FOR each of the following nominees:

1.    Election of the following Directors:
☐    FOR ALL NOMINEES
☐    WITHHOLD AUTHORITY FOR ALL NOMINEES
☐    FOR ALL EXCEPT (see instructions below)

Nominees:
01 Bryan K. Bedford
02 Lawrence J. Cohen
03 Neal S. Cohen
04 Douglas J. Lambert
05 Mark L. Plaumann
06 Daniel P. Garton
07 Robert L. Colin

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) that you wish to withhold your authority to vote for on the line below:
______________________________
The Board of Directors recommends you vote FOR proposals 2 and 3:

2.    Advisory (non-binding) vote to approve named executive officer compensation:
☐    FOR
☐    AGAINST
☐    ABSTAIN
3.    Ratification of the appointment of Deloitte & Touche LLP as the Company's independent registered public accountants for 2015:
☐    FOR
☐    AGAINST
☐    ABSTAIN

NOTE: The proxy holders will be authorized to vote in their discretion on such other business as may properly come before the meeting or any adjournment thereof.

Signature of Stockholder	Date
Signature of Stockholder	Date

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.